AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CONVERTED ORGANICS, INC.

COIN MERGER SUB, INC.

AND

FINJAN, INC.

June 3, 2013

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3.3.	Capitalization; Distribution	15
3.4.	Corporate Acts and Proceedings	17
3.5.	No Conflicts	17
3.6.	Binding Obligations	18
3.7.	Broker’s and Consulting Fees	18
3.8.	Validity of Shares; Exemption From Registration	19
3.9.	SEC Documents; Financial Statements; Public Communications; Internal Controls and Disclosure Controls	19
3.10.	Absence of Undisclosed Liabilities	22
3.11.	No Liens	22
3.12.	Reserved	22
3.13.	Solvency	22
3.14.	Litigation	22
3.15.	Compliance with Laws	23
3.16.	Foreign Corrupt Practices	23
3.17.	Conduct of Business	23
3.18.	Investment Company	23
3.19.	Governmental or Third Party Consents	23
3.20.	Intellectual Property	24
3.21.	Real Property	24
3.22.	Environmental Matters	24
3.23.	Parent Contracts	26
3.24.	Tax Returns and Audits	27
3.25.	Employee Benefit Plans; ERISA	27
3.26.	Affiliate Transactions	29
3.27.	Application of Takeover Protections	29
3.28.	No General Solicitation	29
3.29.	No Integrated Offering	29
3.30.	Information	29
3.31.	Shell Company Status	29
ARTICLE 4 ADDITIONAL AGREEMENTS OF THE PARTIES		30
4.1.	Efforts to Close; Further Assurances.	30
4.2.	Parent Directors and Officers	31
4.3.	Access	32
4.4.	Conduct of Business	32
4.5.	Compliance with Securities Laws	34
4.6.	Reserved	34
4.7.	Name Change	34
4.8.	Directors’ and Officers’ Indemnification and Insurance	35
4.9.	Reserved	35
4.10.	Derivative Securities	35
4.11.	FINRA Notice	35
4.12.	Company Stockholder Approval.	36
4.13.	Parent Stockholder Approval	36

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ARTICLE 5 CONDITIONS PRECEDENT TO THE CLOSING		36
5.1.	Conditions Precedent to Obligations of Parent and Merger Sub	36
5.2.	Conditions Precedent to Obligations of the Company	38
5.3.	Mutual Conditions Precedent to Obligations	40
ARTICLE 6 SURVIVAL		40
ARTICLE 7 TERMINATION		41
7.1.	Termination by Mutual Consent	41
7.2.	Termination by Either the Company or Parent	41
7.3.	Termination by the Company	41
7.4.	Termination by Parent	41
7.5.	Effect of Termination	41
ARTICLE 8 AMENDMENT OF AGREEMENT		42
ARTICLE 9 DEFINITIONS		42
9.1.	Certain Definitions	42
9.2.	Other Defined Terms	51
ARTICLE 10 MISCELLANEOUS		54
10.1.	Notices	54
10.2.	Entire Agreement	55
10.3.	Severability	55
10.4.	Successors and Assigns	55
10.5.	No Third Party Beneficiaries	55
10.6.	Counterparts	55
10.7.	Governing Law; Jurisdiction	56
10.8.	No Strict Construction	57
10.9.	Interpretive Matters	57
10.10.	Waiver	57
10.11.	Headings	57

Exhibit A	Certificate of Merger
Exhibit B	tockholder Rep Letters
Exhibit C	Name Change Merger Agreement
Exhibit D	Name Change Merger Certificate
Exhibit E	Closing Agreement
Exhibit F	Exchange Agreement
Exhibit G	Letter of Confirmation
Exhibit H	Lock-Up Agreement
Exhibit I	Merger Sub Bylaws
Exhibit J	Name Change Merger Sub Bylaws
Exhibit K	Registration Rights Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into on June 3, 2013, by and among Converted Organics, Inc., a Delaware corporation (“Parent”), COIN Merger Sub, Inc., a Delaware corporation (“Merger Sub”), which is a wholly-owned subsidiary of Parent, and Finjan, Inc., a Delaware corporation (the “Company”).  Each of Parent, Merger Sub and the Company is referred to herein individually as a “Party,” or collectively as the “Parties.”  Unless otherwise defined herein, capitalized terms shall have the respective meanings assigned to such terms in Article 9 hereof.

RECITALS

WHEREAS, the Parties desire to set forth the terms and conditions pursuant to which the Merger Sub shall merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”).  Upon consummation of the Merger, the Company will continue as the surviving corporation and as a wholly-owned subsidiary of Parent, and Merger Sub will cease to exist.

WHEREAS, the board of directors of each of Parent, Merger Sub and the Company has determined that this Agreement is advisable, fair to and in the best interests of its stockholders.

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) approved the execution, delivery and performance of this Agreement and, subject to receipt of the Company Stockholder Approvals, the consummation of the transactions contemplated hereby, including the Merger, and (ii) resolved to recommend adoption of this Agreement by the Company Stockholders.

WHEREAS, the  board of directors of Parent (the “Parent Board”) has unanimously approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has unanimously (i) approved the execution, delivery and performance of this Agreement and, subject to receipt of the approval of the Merger by Parent as the sole stockholder of Merger Sub, the consummation of the transactions contemplated hereby, including the Merger, and (ii) resolved to recommend adoption of this Agreement by the sole stockholder of Merger Sub.

WHEREAS, each of the Parent Board and Parent, as the sole stockholder of Finjan Holdings, Inc., a wholly-owned subsidiary of Parent (“Name Change Merger Sub”), has authorized and approved the merger of Name Change Merger Sub with and into Parent, effective immediately following the Effective Time (as defined below), upon the consummation of which Parent shall remain as the surviving corporation and the name of Parent shall be “Finjan Holdings, Inc.” (the “Name Change Merger”).

WHEREAS, each of the Company Stockholders is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act (as defined below).

WHEREAS, on May 31, 2013, Parent filed with the Secretary of State of the State of Delaware an amendment (the “Reverse Split Charter Amendment”) to its certificate of incorporation, as previously amended, pursuant to which Parent effected, as of 12:01 a.m. on the date hereof, a 1-for-500 reverse stock split of shares of the common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”),  (the “Reverse Split”).

WHEREAS, on or prior to the date of this Agreement, Parent caused 100% of its ownership interest in each of TerraSphere Inc., a Delaware corporation (“TerraSphere”), Converted Organics of Rhode Island, LLC, a Rhode Island limited liability company (“CO Rhode Island”), and GoLocalProduceRI, LLC, a Delaware limited liability company (“GoLocal” and, together with TerraSphere and CO Rhode Island, the “Former Subsidiaries”) to be sold, assigned and transferred to third parties.

WHEREAS, on or prior to the date of this Agreement, Parent has caused all of the membership and other equity interests of each of Converted Organics of Woodbridge, LLC, a New Jersey limited liability company (“CO Woodbridge”) and Converted Organics of Mississippi, LLC, a Mississippi limited liability company (“CO Mississippi” and together with CO Woodbridge, the “Parent Indirect Subsidiaries”) to be transferred to Converted Organics of California, LLC, a California limited liability company (the “California Subsidiary”) and a wholly-owned subsidiary of Parent.

WHEREAS, except as otherwise set forth herein, prior to the date hereof Parent has caused all of its liabilities, obligations and Indebtedness of Parent (on an unconsolidated basis), to be paid, discharged and satisfied in full.

WHEREAS, the Parties intend that the Merger and the other transactions contemplated hereby will qualify as a tax-free reorganization pursuant to Section 368(a) of the Code and that this Agreement shall constitute a plan of reorganization within the meaning of Section 1.368-2 of the Treasury Regulations, and the Parties have agreed not to take actions that would cause the Merger not to qualify as such a tax-free reorganization.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1
THE MERGER

1.1.            Merger».  Upon and subject to the terms and conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with Section 251 of the DGCL.  At the Effective Time, the separate legal existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the Laws of the State of Delaware under the name “Finjan, Inc.”

1.2.           Closing; Effective Time».  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022, or such other location mutually agreed upon by the Parties, commencing at 10:00 a.m. New York City time, on the third Business Day following the satisfaction (or waiver) of all of the conditions to the Closing set forth in Sections 5.1, 5.2 and 5.3 (or such later or earlier time and date as are mutually agreed in writing by Parent and the Company) (the “Closing Date”).  At the Closing, a properly executed copy of the Certificate of Merger, in the form attached hereto as Exhibit A (the “Certificate of Merger”), shall be filed with the office of the Secretary of State of the State of Delaware.  The Merger shall become effective on the date and at the time that the Certificate of Merger becomes effective (the “Effective Time”).

1.3.           Certificate of Incorporation, Bylaws, Directors and Executive Officers».

(a)           The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time (the “Company Certificate of Incorporation”) shall be the Certificate of Incorporation of the Surviving Corporation (the “Surviving Corporation Certificate of Incorporation”) from and after the Effective Time until further amended in accordance with applicable Law.

(b)           The Bylaws of the Company as in effect immediately prior to the Effective Time (the “Company Bylaws”) shall be the Bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) from and after the Effective Time until amended in accordance with applicable Law.

(c)           The directors serving on the Company Board and the executive officers of the Company immediately prior to the Effective Time, each of whom is listed in Section 1.3(c) of the Company Disclosure Letter, shall be the directors and executive officers of the Surviving Corporation, and each shall hold his respective office or offices from and after the Effective Time until his or her successor shall have been elected or appointed and qualified in accordance with applicable Law, or as otherwise provided in the Surviving Corporation Certificate of Incorporation or the Surviving Corporation Bylaws.

1.4.           Effects of the Merger».  The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.5.           Manner and Basis of Converting Shares».

(a)           Conversion of Shares.  At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company:

(i)           each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) that is outstanding immediately prior to the Effective Time shall be converted into the right to receive one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation;

(ii)           each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) that is outstanding immediately prior to the Effective Time, shall be converted into the right to receive 247,087.147 shares of Parent Common Stock, subject to Section 1.5(c) (the shares of Parent Common Stock issuable pursuant to this Section 1.5(a)(ii) being sometimes referred to herein as the “Merger Consideration” and such number of shares of Parent Common Stock issuable for each share of Company Common Stock, the “Exchange Ratio”) and any True Up Shares that may be issuable from time to time pursuant to Section 1.10 hereof;

(iii)           each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled in the Merger and cease to exist.

(b)           Registration of Transfers.  After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in respect thereof.

(c)           Fractional Shares.  Notwithstanding anything set forth in Section 1.5(a)(ii), no fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but instead the aggregate number of shares of Parent Common Stock issuable to a holder of the Company Common Stock immediately prior to the Effective Time (each a “Company Stockholder” and collectively the “Company Stockholders”)  (after aggregating all fractional shares of Parent Common Stock to be received by such Company Stockholder) pursuant to Section 1.5(a)(ii) shall be rounded to the nearest whole number (with 0.5 being rounded up).

1.6.           Surrender and Exchange of Certificates».

(a)           Promptly following the Effective Time, Parent shall send to each record holder of Company Common Stock immediately prior to the Effective Time a Letter of Confirmation for use in exchange of Company Common Stock for the Merger Consideration; provided, that Parent shall have no obligation to send a Letter of Confirmation in accordance with this Section 1.6(a) if, following the Effective Time, Parent determines, in its sole discretion, to accept Stock Certificates representing Company Common Stock in exchange for the Merger Consideration without receiving a duly executed Letter of Confirmation from the Company Stockholders.

(b)           Upon delivery to Parent by a Company Stockholder of (i) the Stock Certificates representing all of the Company Common Stock held by such Company Stockholder or, (ii) if required by Parent, a duly completed and validly countersigned Letter of Confirmation, which Letter of Confirmation shall specify that by such execution and delivery, the Stock Certificates representing all of the Company Common Stock held by such Company Stockholder shall be deemed surrendered to Parent, each such Company Stockholder shall be entitled to receive the Merger Consideration applicable to the number of shares of Company Common Stock formerly represented by such Stock Certificates.  Until Stock Certificates representing Company Common Stock are surrendered to Parent or, if required by Parent, the countersigned Letter of Confirmation is returned to Parent and the Stock Certificates representing such Company Stockholder’s shares of Company Common Stock are so deemed surrendered, each Stock Certificate shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration in respect thereof.

(c)           All consideration paid upon the deemed surrender of Stock Certificates  in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Stock Certificate, from and after the Effective Time.

(d)           If any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Company Stockholder claiming such Stock Certificate to be lost, stolen or destroyed (such making of an affidavit, if applicable, to be deemed delivery of such Person’s Stock Certificate for purposes of this Article 1), and, if required by Parent, a reasonable and customary indemnity against any claim that may be made against the Surviving Corporation or Parent in respect of such Stock Certificate, Parent will issue, in exchange for such lost, stolen or destroyed Stock Certificate, the Merger Consideration to be issued in respect of the shares of Company Common Stock formerly represented by such Stock Certificate as contemplated under this Article 1.

(e)           Parent shall not be liable to any holder of shares of Company Common Stock for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar Laws.

(f)           Notwithstanding anything to the contrary contained herein, from the Effective Time, regardless of whether a Company Stockholder has surrendered his, her or its Stock Certificates and received the Merger Consideration in accordance with the terms hereof, no Company Stockholder shall be considered for any purpose after the Effective Time a stockholder of the Company and shall only be considered a stockholder of Parent.

1.7.           Reservation of Parent Common Stock».  Parent covenants and agrees that it shall cause the maximum aggregate number of shares of Parent Common Stock into which the Company Common Stock is to be converted at the Effective Time pursuant to Section 1.5(a)(ii) to be reserved for issuance and available for such purpose.  In addition, Parent covenants and agrees that it shall cause a number of shares of Parent Common Stock that the Parent Board determines in good faith may be necessary to satisfy Parent’s obligations under Section 1.10 to be reserved for issuance and available for such purpose until the later to occur of the True-Up Expiration Date and the issuance of shares of Parent Common Stock pursuant to Section 1.10.

1.8.           Tax Matters.  The Parties intend that the Merger qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and that this Agreement be a “plan of reorganization” within the meaning of Section 1.368-2 of the Treasury Regulations.  Each Party hereby represents, warrants, covenants and agrees (a) to use its respective reasonable best efforts to cause the Merger to qualify as a tax-free reorganization described in Section 368(a) of the Code and not to take any actions that would reasonably be expected to cause the Merger to not so qualify; (b) that this Agreement shall constitute a plan of reorganization within the meaning of Section 1.368-2 of the Treasury Regulations; (c) to report, act and file all Tax Returns in all respects for all purposes consistent with the transactions contemplated herein constituting a tax-free reorganization described in Section 368(a) of the Code; and (d) that such Party has not taken, and will not take, any inconsistent position on any Tax Return or other report or return filed with or provided to any Tax authority, or in any audit or administrative or judicial proceedings or otherwise, unless required to do so by a “determination” within the meaning of Section 1313 of the Code.

1.9.           Dissenting Shares».  Notwithstanding any provision of this Agreement to the contrary, including Section 1.5, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 1.5(a)(iii)) and held by a holder who has not voted in favor of, or consented in writing to, adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the shares of Parent Common Stock in accordance with this Article 1, but instead shall be entitled to only such rights as are granted by the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the shares of Parent Common Stock in accordance with this Article 1, without interest thereon, upon surrender of such Certificate formerly representing such shares.  The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands.  Except with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

1.10.           True-Up Shares».  In the event that it is discovered at any time, or from time to time following the Effective Time, that the number of shares of Parent Common Stock issuable to the Company Stockholders in the Merger constitutes less than 91.5% of the outstanding Capital Stock of Parent on a Fully Diluted Basis immediately following the Effective Time, Parent shall issue to the Company Stockholders an aggregate number of shares equal to (x) 99.5% of the difference obtained by subtracting (i) 268,420,355 shares from (ii) the number of shares of Parent Common Stock actually outstanding on a Fully Diluted Basis immediately following the Effective Time (such difference, the “Total True Up Amount”), as determined by Parent at any time prior to the one year anniversary of the Closing Date (the “True Up Expiration Date”) minus (y) a number of shares equal to 8% of the Total True Up Amount.   Any shares issuable to Company Stockholders pursuant to this Section 1.10 (“True Up Shares”) shall be allocated among the Company Stockholders on a pro rata basis in accordance with their respective rights to receive the Merger Consideration and shall be subject to adjustment to reflect any stock split, stock dividend, reclassification or similar transaction.  Notwithstanding the foregoing, Parent shall have no obligation to issue True Up Shares pursuant to this Section 1.10 to the extent that the discovery which would otherwise give rise to Parent’s obligations under this Section 1.10 is a Parent Derivative Security convertible into or exercisable or exchangeable for (a) shares of Parent Common Stock at an exercise price of greater than $100 per share of Parent Common Stock (subject and giving effect to applicable adjustments for any split, combination, exchange or similar change affecting the Parent Common Stock underlying such Parent Derivative Security or right), or (b) less than 500 shares of Parent Common Stock (subject and giving effect to applicable adjustments for any split, combination, exchange or similar change affecting the Parent Common Stock underlying such Parent Derivative Security or right), when aggregated with all other such Parent Derivative Securities discovered following the Effective Time (such securities described in clauses (a) and (b), the “Carved Out Securities”).  If at any time the number of shares of Parent Common Stock authorized and reserved for issuance pursuant to Section 1.7 and this Section 1.10 is below the number of shares sufficient for the issuance of any True Up Shares (a “Share Authorization Failure”), Parent will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders (or soliciting written consents of stockholders) to authorize additional shares to meet Parent’s obligations under this Section 1.10, in the case of an insufficient number of authorized shares, and using its reasonable best efforts to obtain stockholder approval of an increase in such authorized number of shares. Parent covenants and agrees that any and all True Up Shares issued pursuant to this Section 1.10 shall be duly and validly issued, fully paid and nonassessable and not subject to preemptive rights, rights of first refusal or similar rights of any Person.  For purposes of Rule 144, the Parent acknowledges it shall be the intention of the parties that the holding period of the True Up Shares shall be deemed to have commenced at the Effective Time, and agrees not to take any position that is contrary to the foregoing without the prior written consent of the Stockholder Representative.

1.11.           Company Options».  Each option to purchase shares of Company Common Stock granted pursuant to the Company Option Plan (each, a “Company Option”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be converted into an option (each, an “Adjusted Option”) to purchase, on the same terms and conditions as were applicable to such Company Option outstanding immediately prior to the Effective Time, the number of shares of Parent Common Stock, rounded to the nearest whole share, determined by multiplying (a) the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time by (b) the Exchange Ratio, at an exercise price per share of Parent Common Stock, rounded to the nearest whole cent, equal to the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to the Company Option outstanding immediately prior to the Effective Time divided by the Exchange Ratio.  After the Effective Time, Parent shall assume the Company Option Plan and all obligations thereunder.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the corresponding sections or subsections of the letter delivered to Parent and Merger Sub by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”):

2.1.           Organization, Standing, Qualification, Etc.

(a)           The Company is a corporation duly organized and existing in good standing under the Laws of the State of Delaware.  The Company has all requisite corporate power and authority to carry on its businesses as currently conducted and to own or lease its properties and assets.  Complete copies of the Company Certificate of Incorporation and Company Bylaws, as in full force and effect, have been delivered or made available to Parent and Merger Sub prior to the execution of this Agreement, and have not since been amended or repealed.  Neither the Company nor its counsel has taken any action to amend or repeal the original certificate of incorporation of Name Change Merger Sub or the bylaws of Name Change Merger Sub.

(b)           The Company is duly qualified to conduct business as a foreign corporation and is in good standing (to the extent the concept of good standing is recognized) in each state wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a Company Material Adverse Effect.

2.2.           Subsidiaries».  The Company does not have any Subsidiaries.  The Company does not own or have directly or indirectly any security or beneficial ownership interest in any Person (including through joint venture, strategic alliance or partnership agreements) or any other interest in any Person.

2.3.           Capitalization of the Company».

(a)           The authorized capital stock of the Company consists of 5,000 shares of Company Common Stock, of which (i) 994 shares are, and immediately prior to the Effective Time will be, issued and outstanding, and (ii) 77 shares are reserved for issuance pursuant to the Company Option Plan, including 77 shares issuable upon the exercise of Company Options outstanding immediately prior to the Effective Time.

(b)           Section 2.3 of the Company Disclosure Letter sets forth the number of shares of Company Common Stock held by each of the Company Stockholders as of the date of this Agreement.

(c)           Except as set forth in Section 2.3(a), there are, and as of the Effective Time there will be, (A) no outstanding options, warrants, rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of Capital Stock of the Company, or agreements or other arrangements by which the Company is or may become bound to issue additional shares of Capital Stock of the Company or options, warrants, rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of Capital Stock of the Company (“Company Derivative Securities”); (B) no agreements or other arrangements (other than pursuant to this Agreement and the Transaction Documents) under which the Company is obligated to register the sale of any of its securities under the Securities Act; (C) no outstanding securities or instruments of the Company that contain any redemption or similar provisions, and there are no agreements or other arrangements by which the Company is or may become bound to redeem a security of the Company and there are no other stockholder agreements or similar agreements to which the Company or, to the knowledge of the Company, any holder of the Company’s Capital Stock is a party; (D) no securities or instruments of the Company containing anti-dilution or similar provisions that will or may be triggered by the transactions contemplated hereby, including the Merger; (E) the Company has no stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (G) to the Company’s knowledge, no officer or director of the Company or beneficial owner of any outstanding shares of Company Common Stock has pledged shares of Company Common Stock in connection with a margin account or other loan secured by such Company Common Stock.  No shares of Capital Stock of Company are subject to preemptive rights or any other similar rights or any Liens other than Permitted Liens suffered or permitted by the Company.

2.4.           Corporate Acts and Proceedings».  The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approvals, to enter into the other Transaction Documents to which it is a party and consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and, subject to receipt of the Company Stockholder Approval, the execution and delivery of the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board and, except for obtaining the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby or by the other Transaction Documents.

2.5.           No Conflicts».  The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party and, assuming the Company’s receipt of the Company Stockholder Approvals, the consummation by the Company of the transactions contemplated hereby and thereby, including the Merger: (a) will not require any consent, approval, order, or authorization of, or registration, qualification, designation, declaration or filing with, any federal or state Governmental Authority, any court or tribunal or any other third party by the Company, except for the filing of the Certificate of Merger with the Delaware Secretary of State and for such approvals and other authorizations, consents, approvals, filings and registrations as shall have been obtained prior to the Closing, (b) will not cause the Company to violate or contravene (i) any provision of Law applicable to the Company, (ii) any rule or regulation of any Governmental Authority applicable to the Company, (iii) any order, judgment or decree of any court applicable to the Company or by which any property or asset of the Company is bound or affected, or (iv) any provision of the Company Certificate of Incorporation or Company Bylaws, (c) will not violate or be in conflict with, result in a breach of, or constitute (with or without notice or lapse of time, or both) a default under or require the consent or approval of, or notice to, any other Person under, any material indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, and (d) will not result in the creation or imposition of any Lien upon any property or asset of the Company, except in the case of clauses (a), (b)(i), (b)(ii), (b)(iii), (c) and (d) above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company is not in violation of any term or provision of the Company Certificate of Incorporation or the Company Bylaws, except as would not reasonably be expected to have a Company Material Adverse Effect.

2.6.           Binding Obligations».  This Agreement has been duly executed by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or other similar Laws affecting creditors’ rights generally and general principles of equity.  Assuming the Company’s receipt of the Company Stockholder Approvals, as of the Closing, the other Transaction Documents to which the Company is a party shall have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, shall constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or other similar Laws affecting creditors’ rights generally and general principles of equity.

2.7.           Broker’s and Consulting Fees».  No Person has, or as a result of the Company’s entry into this Agreement or the consummation by the Company of the transactions contemplated by this Agreement or by any of the other Transaction Documents will have, any right or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

2.8.           Financial Statements».  Attached as Section 2.8 of the Company Disclosure Letter are (a) the audited balance sheets of the Company as of December 31, 2012 (the “Company Balance Sheet Date” and the audited balance sheet of the Company as of December 31, 2012 being referred to herein as the “Company Balance Sheet”) and December 31, 2011 and (b) the audited statements of operations, stockholders’ equity and cash flows of the Company for the years ended December 31, 2012 and 2011 (the financial statement referred to in clauses (a) and (b) being collectively referred to as, the “Company Financial Statements”).  The Company Financial Statements (including the notes thereto) (i) are consistent with the books and records of the Company, (ii) fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of their operations, changes in stockholders’ equity and cash flows, as applicable, for the periods then ended, and (iii) have been prepared in accordance with GAAP applied on a basis consistent with prior accounting periods.

2.9.           Absence of Undisclosed Liabilities; Cash».  The Company does not have any obligations or liabilities, including accounts payable, whether direct or indirect, known or unknown, accrued, absolute or contingent, liquidated or unliquidated or due or to become due, except (a) to the extent set forth on or reserved against in the Company Balance Sheet or disclosed in the notes to the Company Financial Statements, (b) liabilities incurred, and obligations for agreements entered into and obligations under agreements entered into, in the ordinary course of business, (c) executory obligations of the Company (other than liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a breach, thereof by the Company) and (d) obligations and liabilities incurred by the Company in connection with the transactions contemplated hereby and by the other Transaction Documents.   At the Effective Time, the Company will have at least $25,000,000 in cash on hand.

2.10.           Solvency».  Neither as a result of the transactions contemplated by this Agreement nor immediately before or after any of such transactions, will the Company be Insolvent.

2.11.           Litigation».  There is no claim, legal action, suit, demand letter, arbitration, investigation or pending or possible enforcement action or other legal, administrative, regulatory or other governmental proceeding or hearing (“Litigation”) before or by any court, public board or Governmental Authority pending or, to the knowledge of the Company, threatened against or affecting the Company or its properties, assets or business, or any director of officer of the Company that, if adversely determined, would reasonably be expected to have a Company Material Adverse Effect.  No officer or director of the Company nor, to the knowledge of the Company, any holder of five percent (5%) of the outstanding securities of the Company has at any time been the defendant, target or subject of or otherwise been involved in any securities-related Litigation.  Neither the Company, nor any of its officers or directors is under any investigation by any Governmental Authority and there are no incidents, transactions or circumstances which might reasonably be expected to trigger such an investigation.  The Company is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any Governmental Authority or instrumentality or arbitration authority, except as would not reasonably be expected to have a Company Material Adverse Effect.

2.12.           Compliance with Laws».  The Company is not in violation of, and has not been threatened to be charged with, or given notice of, and, to the knowledge of the Company, the Company is not under investigation with respect to, any violation of, any applicable Law, except for any violation or possible violation that has not had and would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.

2.13.           Foreign Corrupt Practices».  Neither the Company nor any director, officer, nor, to the knowledge of the Company, agent, employee or other Person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company: (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”); or (d) made other unlawful payment to any foreign or domestic government official or employee.

2.14.           Information Supplied».  None of the information supplied or to be supplied by or on behalf of the Company in writing specifically for inclusion in the Information Statement will, at the date it is first mailed to the stockholders of Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.  Notwithstanding the foregoing provisions of this Section 2.14, no representation or warranty is made with respect to information or statements made or incorporated by reference in the Information Statement that are not supplied in writing to Parent by or on behalf of the Company for inclusion therein.

2.15.           Intellectual Property».  There are no claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings or hearings, notices of violation, or, to the knowledge of the Company, investigations before any Governmental Authority instituted or pending against the Company, or threatened in writing by any Person, contesting or challenging the right of the Company to use any of the Intellectual Property owned or used by the Company or alleging that such Intellectual Property infringes or otherwise violates the Intellectual Property of any third party.  The Company has not received any written notice claiming that it has infringed or otherwise violated any Intellectual Property of any third party.  The Company is in compliance in all material respects with applicable Laws relating to data protection and privacy and their own privacy policies.

2.16.           Real Property».  Section 2.16 of the Company Disclosure Letter contains a complete and correct list of all Real Property leases to which the Company is a party or otherwise bound.  True and complete copies of each of such Real Property leases, in each case as in full force and effect, have heretofore been delivered to the Company, and have not since been amended or repealed.  The Company does not own or lease, has not agreed to lease or otherwise acquire, and it is not obligated to lease or otherwise acquire, nor has the Company or ever owned or leased any Real Property other than those listed in Section 2.16 of the Company Disclosure Letter.

2.17.           Required Vote of the Company Stockholders; Application of Takeover Protection».  The Company Stockholder Approvals are the only votes of holders of securities of the Company that are required to adopt this Agreement, to approve the Merger and to consummate the transactions contemplated hereby. The Company and the Company Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, or other similar takeover, anti-takeover, moratorium, fair price, interested stockholder or similar provision under the Company Certificate of Incorporation or the Laws of the State of Delaware to the transactions contemplated hereby or by any of the other Transaction Documents, including the Merger.  The Company has never adopted any stockholder rights plan (“poison pill”) or similar arrangement relating to accumulations of beneficial ownership of Company Common Stock or a change in control of the Company.

2.18.           Company Contracts.

(a)           The Company is not a party to or bound by (i) any Contract relating to the incurrence or guarantee of Indebtedness by the Company in an amount in excess of $70,000, whether individually or in the aggregate with other such Contracts (collectively, “Company Instruments of Indebtedness”), (ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Commission), (iii) any collective bargaining agreement or other agreement or arrangement with any labor organization, (iv) any joint venture or partnership agreement related to the formation, creation, operation or management or any joint venture or partnership that is material to the Company or (v) any Contract not made in the ordinary course of business which (A) is material to the Company or (B) which would reasonably be expected to materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (collectively, the “Company Material Contracts”).

(b)           With such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each Company Material Contract is valid and binding on the Company and, to the knowledge of the Company, any other party thereto, and is in full force and effect and enforceable against the Company (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies); and (ii) the Company is not, and, to the knowledge of the Company, no other party is, in breach or default under any Company Material Contract.

(c)           Prior to the date hereof, the Company has made available to Parent true and complete copies of all Company Material Contracts.

2.19.           Tax Returns and Taxes.  All material federal, state and local Tax Returns of the Company have been accurately prepared and duly and timely filed, and all material federal, state and local Taxes required to be paid with respect to the periods covered by such Tax Returns have been paid.

2.20.           Employee Benefit Plans.  The Company does not sponsor, maintain, make contributions to, or have any other liability (contingent or otherwise) with respect to any Employee Benefit Plan.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company, that, except (i) as set forth in the corresponding sections or subsections of the letter delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Letter”) and (ii) as disclosed in the SEC Documents filed with the Commission pursuant to the Exchange Act on or after March 30, 2012 and publicly available on the Commission’s EDGAR website at least five Business Days  prior to the date of this Agreement (excluding (A) any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other disclosure of risks or any other statements that are predictive or forward-looking in nature, (B) any documents or information incorporated therein by reference and (C) any exhibits to any such SEC Documents); provided, however, that any disclosures in such SEC Documents that are the subject of this clause (ii) shall be deemed to qualify a representation or warranty only if the relevance of such disclosure to such representation or warranty is reasonably apparent on the face of such disclosure; provided, further, that the disclosures in the Company SEC Documents shall not be deemed to qualify any representations or warranties made in Section 3.2, Section 3.3, Section 3.5, Section 3.6, Section 3.9(g), the last sentence of Section 3.10, or Section 3.19:

3.1.           Organization, Standing, Qualification, Etc.

(a)           Each of Parent and Merger Sub is a corporation duly organized and existing in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as currently conducted and to own or lease its properties or assets.  Complete copies of the Parent Certificate of Incorporation, Parent Bylaws, Merger Sub Certificate of Incorporation and Merger Sub Bylaws, as in full force and effect, have been delivered or made available to the Company prior to the execution of this Agreement, and have not since been amended or repealed.  Parent has not taken any action to amend or repeal the original certificate of incorporation of Name Change Merger Sub or the bylaws of Name Change Merger Sub.

(b)           Each of Parent and each Parent Subsidiary (as defined below) is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a Parent Material Adverse Effect.

3.2.           Subsidiaries.

(a)           Except for the California Subsidiary, the Parent Indirect Subsidiaries, Merger Sub (each a “Parent Subsidiary” and collectively the “Parent Subsidiaries”) and Name Change Merger Sub, Parent does not have any Subsidiaries.  All the outstanding equity interests of each Parent Subsidiary and, to Parent’s knowledge, Name Change Merger Sub are owned, of record and beneficially, directly or, in the case of the Indirect Parent Subsidiaries, indirectly through the California Subsidiary, by Parent and have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive or similar rights and are owned free and clear of all Liens.  Other than with respect to the Parent Subsidiaries and Name Change Merger Sub, Parent does not own or have and, other than with respect to the Parent Subsidiaries, Name Change Merger Sub and the Former Subsidiaries since its formation Parent has not owned or had, directly or indirectly any security or beneficial ownership interest in any Person (including through joint venture, strategic alliance or partnership agreements) or any other interest in any Person.

(b)           Each of the Subsidiaries set forth in Exhibit 21 to Parent’s Annual Report on Form 10-K (the “2012 10-K”) for the year ended December 31, 2012, other than the California Subsidiary and the Indirect Parent Subsidiaries (the “Former Subsidiaries”), has been sold to third parties.  The sale of each Former Subsidiary was effected in compliance with all applicable Laws and the Organizational Documents of such Former Subsidiary.

(c)           From and after the date of this Agreement, neither Parent, Merger Sub nor any Parent Subsidiary shall have any liability, obligation or Indebtedness in respect of any Former Subsidiary or the sale thereof, including for any Federal, state or local Taxes or claims by any Person, whether arising in contract, tort or otherwise.  Parent has no rights with respect to, or interest in, any Former Subsidiary.

(d)           Merger Sub was formed on May 10, 2013 specifically for the purpose of consummating the Merger, and has not conducted, and will not conduct at any time prior to the Effective Time, any business, except as approved by the Company in connection with the consummation of the Merger.  Merger Sub does not own, or have any right to own, any assets, including, tangible and intangible, personal property or Real Property.  Merger Sub has no direct or indirect liabilities (including accounts payable), Indebtedness or obligations, whether known or unknown, accrued, absolute or contingent, liquidated or unliquidated or due or to become due, except for liabilities expressly arising hereunder or under any of the other Transaction Documents. »

(e)           To Parent’s knowledge, the Name Change Merger Sub was formed on April 4, 2013.  To Parent’s knowledge, the Name Change Merger Sub has not conducted, and Parent will not cause or knowingly permit the Name Change Merger Sub to conduct at any time prior to the Effective Time, any business, except as approved by the Company in connection with the consummation of the Name Change Merger.  To Parent’s knowledge, Name Change Merger Sub does not own, or have any right to own, any assets, including, tangible and intangible, personal property or Real Property.  To Parent’s knowledge, Name Change Merger Sub has no direct or indirect liabilities (including accounts payable), Indebtedness or obligations, whether known or unknown, accrued, absolute or contingent, liquidated or unliquidated or due or to become due, except for liabilities expressly arising hereunder or under any of the other Transaction Documents.

3.3.           Capitalization; Distribution».

(a)           Parent Capitalization.  The authorized capital stock of Parent consists of (i) 1,000,000,000 shares of Parent Common Stock, of which (A) 1,073,681 shares are, and immediately prior to the Effective Time will be, issued and outstanding and (B) 107,366,478 (not taking into account the Reverse Split) shares are reserved for issuance under the Omnibus Stock Compensation Plan of Parent (the “Parent Stock Plan”); and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), of which 17,500 shares have been designated 1% Series A Convertible Preferred Stock, none of which shares are outstanding as of the date hereof and none of which will be outstanding immediately prior to the Effective Time.  All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all applicable Laws, including pursuant to registration under, or valid exemptions from, federal securities Laws and any applicable state securities (or blue sky) Laws.

(b)           There are, and as of the Effective Time there will be, (A) no outstanding options, warrants, rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of Capital Stock of Parent, or any Parent Subsidiary, or agreements or other arrangements by which Parent or any Parent Subsidiary is or may become bound to issue additional shares of Capital Stock of Parent or any Parent Subsidiary or options, warrants, rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable for, any shares of Capital Stock of Parent or any Parent Subsidiary (“Parent Derivative Securities”); (B) no agreements or other arrangements (other than pursuant to this Agreement and the Transaction Documents) under which Parent or any Parent Subsidiary is obligated to register the sale of any of its securities under the Securities Act; (C) no outstanding securities or instruments of Parent or any Parent Subsidiary that contain any redemption or similar provisions, and there are no agreements or other arrangements by which Parent or any Parent Subsidiary is or may become bound to redeem a security of Parent or any Parent Subsidiary, and there are no other stockholder agreements or similar agreements to which Parent or any Parent Subsidiary or, to the knowledge of Parent, any holder of Parent’s Capital Stock is a party; and (D) no securities or instruments containing anti-dilution or similar provisions that will or may be triggered by the issuance of the shares of Parent Common Stock pursuant to the transactions contemplated hereby, including the Merger.  Parent does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement and to Parent’s knowledge, no officer or director of Parent, Merger Sub or Name Change Merger Sub or beneficial owner of any outstanding shares of Parent Common Stock has pledged shares of Parent Common Stock in connection with a margin account or other loan secured by such Parent Common Stock.  There is, and as of the Effective Time there will be, no voting trust, agreement or arrangement among any of the record or beneficial holders of Parent Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Common Stock.  No shares of Capital Stock of Parent are subject to preemptive rights or any other similar rights or any Liens suffered or permitted by Parent other than Permitted Liens.  The number of shares of Parent Common Stock issuable to the Company Stockholders in the Merger will constitute 91.5% of the outstanding Capital Stock of Parent on a Fully Diluted Basis.

(c)           The Reverse Split Charter Amendment was duly authorized, approved and filed with the Secretary of State of the State of Delaware in compliance with the certificate of incorporation of Parent, the bylaws of Parent, the DGCL and all other applicable Laws, in each case as in effect at the time of such adoption, approval and filing.  Without limiting the generality of the immediately preceding sentence, the Reverse Split Charter Amendment was (i) unanimously adopted, approved by the Parent Board on April 12, 2012 and recommended for adoption and approval by the holders of Parent Common Stock, which adoption, approval and recommendation were not rescinded prior to the filing of the Reverse Split Charter Amendment (i) adopted and approved by holder of a majority of outstanding shares of Parent Common Stock at an annual meeting of stockholders of Parent duly called and held on June 8, 2012 and (iii) duly filed with the Secretary of State of the State of Delaware on May 31, 2013, which became effective as of 12:01 a.m. on June 3, 2013.

(d)           Merger Sub Capitalization.  The authorized capital stock of Merger Sub consists of 5,000 shares of Merger Sub Common Stock, all of which are issued and outstanding as of the date of this Agreement.  Parent owns all of the issued and outstanding shares of Merger Sub Common Stock free and clear of all Liens.  Merger Sub has no outstanding options, rights or commitments to issue shares of Merger Sub Common Stock, Parent Common Stock, Parent Preferred Stock or any other equity securities of Parent or Merger Sub, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Merger Sub Common Stock or any other equity securities of Merger Sub.  Parent is the record and beneficial owner of 100% of the outstanding capital stock of Merger Sub, free and clear of all Liens.

(e)           Name Change Merger Sub Capitalization.  The authorized capital stock of Name Change Merger Sub consists of 1,000 shares of Name Change Merger Sub Common Stock, all of which are issued and outstanding as of the date of this Agreement.  To Parent’s knowledge, Parent owns all of the issued and outstanding shares of Name Change Merger Sub Common Stock free and clear of all Liens.  To Parent’s knowledge, Name Change Merger Sub has no outstanding options, rights or commitments to issue shares of Name Change Merger Sub Common Stock, Parent Common Stock, Parent Preferred Stock or any other equity securities of Parent or Name Change Merger Sub, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Name Change Merger Sub Common Stock or any other equity securities of Name Change Merger Sub.  Parent is the record and beneficial owner of 100% of the outstanding capital stock of Name Change Merger Sub, free and clear of all Liens.

(f)           California Subsidiary Capitalization.  The California Subsidiary is a limited liability company, duly formed under the laws of the State of California.  Parent owns 100% of the membership interests, free and clear of any Liens, and is the sole managing member of the California Subsidiary.  The California Subsidiary has no outstanding options, rights or commitments to issue shares of equity securities, and there are no outstanding securities convertible or exercisable into or exchangeable for any other equity securities of the California Subsidiary.

(g)           CO Woodbridge Capitalization.  CO Woodbridge is a limited liability company, duly formed under the laws of the State of New Jersey.  The California Subsidiary owns 100% of the membership interests, free and clear of any Liens, and is the sole managing member of CO Woodbridge.  CO Woodbridge has no outstanding options, rights or commitments to issue shares of equity securities, and there are no outstanding securities convertible or exercisable into or exchangeable for any other equity securities of CO Woodbridge.

(h)           CO Mississippi Capitalization.  CO Mississippi is a limited liability company, duly formed under the laws of the State of Mississippi.  The California Subsidiary owns 100% of the membership interests, free and clear of any Liens, and is the sole managing member of CO Mississippi.  CO Mississippi has no outstanding options, rights or commitments to issue shares of equity securities, and there are no outstanding securities convertible or exercisable into or exchangeable for any other equity securities of CO Mississippi.

3.4.           Corporate Acts and Proceedings».  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Parent Board and, to the extent applicable, by Parent (the “Merger Sub Stockholder Approval”), as the sole stockholder of Merger Sub, and the Merger Sub Board and  no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby and by the other Transaction Documents.

3.5.           No Conflicts».  The execution, delivery and performance by Parent and/or Merger Sub of this Agreement and the other Transaction Documents to which Parent and/or Merger Sub is a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, including the Merger, (a) will not require any consent, approval, order, or authorization of, or registration, qualification, designation, declaration or filing with, and federal or state Governmental Authority, any court or tribunal or any other Person by the Parent or Merger Sub, except for the filing of the Certificate of Merger with the Delaware Secretary of State and for such approvals and other authorizations, consents, approvals, filings and registrations as shall have been obtained prior to the Closing, (b) will not cause Parent or any Parent Subsidiary to violate or contravene (i) any provision of Law applicable to Parent or any Parent Subsidiary, (ii) any rule or regulation of any Governmental Authority applicable to Parent or any

Parent Subsidiary, (iii) any order, judgment or decree of any court applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent any Parent Subsidiary is bound or affected, or (iv) any provision of their respective certificates of incorporation or bylaws, in each case as amended and in effect as of the date this representation is made, (c) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under or require the consent or approval of, or notice to, any material indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other instrument, agreement or contract to which Parent, Merger Sub or such Parent Subsidiary is a party or by which Parent, Merger Sub or such Parent Subsidiary or any of their respective properties are bound or affected, and (d) will not result in the creation or imposition of any Lien upon any property or asset of Parent, Merger Sub or such Parent Subsidiary, except in the case of clauses (b)(i), (b)(ii), (b)(iii), (c) and (d) above, as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Neither Parent, Merger Sub, nor any other Parent Subsidiary is in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its certificate of incorporation or bylaws, except as would not reasonably be expected to have a Parent Material Adverse Effect.

3.6.           Binding Obligations».  This Agreement has been duly executed by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligations of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or other similar Laws affecting creditors’ rights generally and general principles of equity.  As of the Closing, the other Transaction Documents shall have been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties thereto, shall constitute the valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or other similar Laws affecting creditors’ rights generally and general principles of equity.

3.7.           Broker’s and Consulting Fees».  No Person has, or as a result of Parent or Merger Sub’s entry into this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement or by any of the other Transaction Documents will have, any right or valid claim against Parent or any Parent Subsidiary for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

3.8.           Validity of Shares; Exemption From Registration».

(a)           The shares of Parent Common Stock to be issued to the Company Stockholders at the Effective Time pursuant to Section 1.5(a)(ii) are duly authorized and reserved for issuance and, upon issuance in accordance with the terms hereof, will be duly authorized, validly issued without violation of the preemptive rights of any Person, fully paid and nonassessable and free from taxes and Liens with respect to the issuance thereof, with the holders being entitled to all rights accorded to a holder of shares of Parent Common Stock.

(b)           Assuming the accuracy of the representations and warranties of the Company Stockholders set forth in the Company stockholder representation letters, each substantially in the form attached hereto as Exhibit B (the “Stockholder Rep Letters”), the issuance of Parent Common Stock to the Company Stockholders in accordance with the terms of this Agreement will be exempt from registration requirements under the Securities Act and any other applicable securities Laws, and from the qualification or registration requirements of any applicable state securities (or blue sky) Laws.

3.9.           SEC Documents; Financial Statements; Public Communications; Internal Controls and Disclosure Controls ».

(a)           Since January 1, 2011, through the date this representation is made, Parent has filed all reports, schedules, forms, registration statements and other documents required to be filed by it with the Commission (all of the foregoing, together with any other reports, schedules, forms, registration statements and other documents filed by Parent with the Commission since January 1, 2011 (including in each case all exhibits included therewith and financial statements and schedules thereto and documents incorporated by reference therein) being referred to herein as the “SEC Documents” and audited consolidated balance sheets of Parent and its subsidiaries as of December 31, 2012 (the “Parent Balance Sheet Date”), as included in Parent’s annual report on Form 10-K for the period then ended, as filed with the Commission on March 15, 2013, being referred to herein as the “Latest Parent Balance Sheet”).  Parent has made available to the Company or its representatives true and complete copies of the SEC Documents.  Each of the SEC Documents was filed with the Commission within the time frames prescribed by the Commission for filing of such SEC Documents (including any extensions of such time frames permitted by Rule 12b-25 under the Exchange Act pursuant to timely filed Forms 12b-25) such that each filing was timely filed (or deemed timely filed pursuant to Rule 12b-25 under the Exchange Act) with the Commission.  As of their respective dates, the SEC Documents complied in all material respects with the Securities Act and the Exchange Act.  None of the SEC Documents, at the time they were filed with the Commission, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Since the filing of each of the SEC Documents, no event has occurred that would require an amendment or supplement to any such SEC Document and as to which such an amendment has not been filed and made publicly available on the Commission’s EDGAR system at least five Business Days prior to the date the representation is made.  Parent has not received any written comments from the Commission staff that have not been resolved to the satisfaction of the Commission staff.

(b)           As of their respective dates, the consolidated financial statements of Parent and its subsidiaries included in the SEC Documents (including the notes thereto, the “Financial Information”) complied as to form in all material respects with applicable accounting requirements and securities Laws with respect thereto.  Such consolidated financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Parent and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows, and changes in stockholders’ equity as applicable, for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not material individually or in the aggregate).  The Financial Information has been prepared in accordance with GAAP, and is consistent with the books and records of Parent and its subsidiaries and its predecessors, which books and records are true, accurate and complete. Since the Parent Balance Sheet Date, there has been no change in Parent’s methods of accounting or accounting practices.

(c)           Since January 1, 2006, none of Parent, and to Parent’s knowledge, its officers, directors and Affiliates or, any stockholder of Parent has made any filing with the Commission, issued any press release or made, distributed, paid for or approved (or engaged any other Person to make or distribute) any other public statement, report, advertisement or communication on behalf of Parent or otherwise relating to Parent that contains any untrue statement of a material fact or omits any statement of material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading or has provided any other information to the Company that, considered in the aggregate, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading.

(d)           The accounting firm that has expressed its opinion with respect to the consolidated financial statements included in the 2012 10-K (the “Audit Opinion”) is independent of Parent pursuant to the standards set forth in Rule 2-01 of Regulation S-X promulgated by the Commission, and such firm was otherwise qualified to render the Audit Opinion under applicable securities Laws.  Each other accounting firm that has conducted or will conduct a review or audit of any of Parent’s consolidated financial statements was and is independent of Parent pursuant to the standards set forth in Rule 2-01 of Regulation S-X promulgated by the Commission and was and is otherwise qualified to conduct such review or audit and render an audit opinion under applicable securities Laws.  There is no transaction, arrangement or other relationship between Parent and an unconsolidated or other off-balance-sheet entity that is required to be disclosed by Parent in its reports pursuant to the Exchange Act.  Neither Parent nor Merger Sub nor any director, officer or employee, of Parent or Merger Sub has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or Merger Sub or its internal accounting controls, including any complaint, allegation, assertion or claim that Parent or Merger Sub has engaged in questionable accounting or auditing practices.  No attorney representing Parent or Merger Sub, whether or not employed by Parent or Merger Sub, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or Merger Sub or any of their respective officers, directors, employees or agents to their respective boards of directors or any committee thereof or pursuant to Section 307 of the Sarbanes-Oxley Act of 2002 and the Commission’s rules and regulations promulgated thereunder.  There have been no internal or Commission investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of any executive officer, the board of directors or any committee thereof of Parent or Merger Sub.

(e)           Parent has at all times kept books, records and accounts with respect to all of Parent’s business activities, in accordance with sound accounting practices and GAAP consistently applied.  Parent has timely filed (or has been deemed to have timely filed pursuant to Rule 12b-25 under the Exchange Act) and made publicly available on the Commission’s EDGAR system and the Company may rely upon, all certifications and statements required by (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act and (B) Section 906 of Sarbanes Oxley with respect to any SEC Documents.

(f)           Parent is in compliance in all material respects with all rules and regulations of the Eligible Markets applicable to it and the Parent Common Stock.  Parent has no knowledge of any facts or circumstances which would reasonably lead to delisting or suspension, or termination of the trading or quotation of, the Parent Common Stock by or on the Eligible Markets in the foreseeable future.  Since January 1, 2008, (i) the Parent Common Stock is quoted on the Eligible Markets under the symbol “COIN,”  (ii) trading in the Parent Common Stock has not been suspended by the Commission or the Eligible Markets  and (iii) Parent has received no communication, written or oral, from the Commission or the Eligible Markets  regarding the suspension or termination of the trading or quotation of the Parent Common Stock by or on any Eligible Market.  During the period commencing on the date of this Agreement and ending on the Closing Date, Parent shall continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities Laws and rules of the Eligible Markets.

(g)           The Parent Common Stock is eligible for trading through the Depository Trust Company's book-entry delivery and depository services and Parent participates in DTC's Fast Automated Transfer Program.

(h)           Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  Parent’s disclosure controls and procedures provide reasonable assurance that information required to be disclosed in Parent’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s  rules and forms, including controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer's management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. Parent and its Subsidiaries have implemented and maintain a system of internal control over financial reporting that is sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements, for external purposes, in accordance with GAAP, including reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) receipts and expenditures of Parent and the Parent Subsidiaries are made only in accordance with authorization of managers or directors of Parent; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) unauthorized acquisition, use or disposition of the assets of Parent or the Parent Subsidiaries that would be reasonably likely to have a material effect on the Financial Statements will be prevented or timely detected.  Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.  Since December 31, 2011 through the date hereof, Parent has not identified (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting which is reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information or (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

3.10.           Absence of Undisclosed Liabilities».

(a)           Neither Parent nor any Parent Subsidiary has any obligations, liabilities or Indebtedness, including accounts payable, whether direct or indirect, known or unknown, accrued, absolute or contingent, liquidated or unliquidated or due or to become due, except (i) to the extent set forth on or reserved against in the Latest Parent Balance Sheet or disclosed in the notes accompanying the Latest Parent Balance Sheet, (ii) executory obligations of Parent or the Parent Subsidiaries (other than liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a beach, thereof by any Parent Subsidiary) under any Parent Material Contract, and (iii) liabilities incurred in the ordinary course of business which, in the aggregate, do not exceed $5,000.

(b)           Notwithstanding any obligations, liabilities or Indebtedness set forth in the Latest Parent Balance Sheet, Parent has no liabilities, obligations or Indebtedness (on an unconsolidated basis), including, without limitation, accounts payable in excess of its cash on hand, other than obligations to pay the expenses set forth on Section 3.10(b) of the Parent Disclosure Letter, which were incurred in connection with the transactions contemplated by this Agreement.

3.11.           No Liens».  There are no Liens on any assets currently owned or held or hereafter acquired by Parent, Merger Sub or Name Change Merger Sub.

3.12.           Reserved».

3.13.           Solvency».  As of the date hereof Parent is not, and as of the Effective Time, Parent will not be Insolvent. The transactions contemplated by this Agreement will not cause Parent to be Insolvent.

3.14.           Litigation».  There is no Litigation before or by any court, public board or Governmental Authority pending or, to the knowledge of Parent, threatened against or affecting Parent, any Parent Subsidiary or any of their respective properties, assets or businesses, or any officer or director of Parent or Merger Sub in connection with his or her status as a director or officer of Parent or Merger Sub.  No officer or director of Parent nor, to the knowledge of Parent, any holder of more than five percent (5%) of the outstanding securities of Parent has at any time been the defendant, target or subject of, or otherwise been involved in securities-related Litigation.  None of Parent or any Parent Subsidiary or any of their respective officers or directors is under any investigation by any Governmental Authority, and, to Parent’s knowledge, there are no incidents, transactions or circumstances which might reasonably be expected to trigger such an investigation.  Neither Parent nor any Parent Subsidiary is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any Governmental Authority or instrumentality or arbitration authority.

3.15.           Compliance with Laws».  Neither Parent nor any Parent Subsidiary is in violation of, and since January 1, 2008 neither Parent nor any Parent Subsidiary has violated, and neither Parent nor any Parent Subsidiary has been threatened to be charged with, or been given notice of, or, to the knowledge of Parent, is under investigation with respect to, any violation of, any applicable Law, except for any violation or possible violation that has not had and would not, individually or in the aggregate, reasonably be expected to have, a Parent Material Adverse Effect.

3.16.           Foreign Corrupt Practices».  None of Parent, any Parent Subsidiary nor any director, officer, or, to the knowledge of Parent, agent, employee or other Person acting on behalf of Parent or any Parent Subsidiary has, in the course of its actions for, or on behalf of, Parent or any Parent Subsidiary: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the FCPA; or (iv) made other unlawful payment to any foreign or domestic government official or employee.

3.17.           Conduct of Business».  Since March 30, 2012, (a) Parent and the Parent Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, and (b) there has been no event, change or circumstance which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

3.18.           Investment Company».  Since its inception, neither Parent nor any Parent Subsidiary has been, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act.

3.19.           Governmental or Third Party Consents».  No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with any federal or state Governmental Authority, any court or tribunal or other third party is required by Parent or Merger Sub in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents, or the consummation of the transactions contemplated hereby, including the Merger, except for (i) the filing of the Certificate of Merger and the Name Change Merger Certificate (as defined below) with the Delaware Secretary of State, (ii) the filings with the Commission required by the Registration Rights Agreements, (iii) the filing of a Form D with the Commission and filings required by applicable state securities (blue sky) Laws with respect to the issuance of Parent Common Stock in the Merger, (iv) the filing of Current Reports on Form S-K with the Commission reporting Parent’s entry into this Agreement and the consummation of the transactions contemplated hereby, (v) the filing with FINRA of an Issuer Company Related Action Notification Form pursuant to FINRA Rule 6490 in connection with the transactions contemplated by this Agreement (the “FINRA Notice”) and (vi) the filing of the Information Statement.  All filings required to be filed prior to the Closing Date shall have been made by, or on behalf of, Parent, Merger Sub and Name Change Merger Sub prior to the Closing Date.

3.20.           Intellectual Property».  There are no claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings or hearings, notices of violation, or, to the knowledge of Parent, investigations before any Governmental Authority instituted or pending against Parent or Merger Sub, or threatened in writing by any Person, contesting or challenging the right of Parent or Merger Sub to use any of the Intellectual Property owned or used by Parent or Merger Sub or alleging that such Intellectual Property infringes or otherwise violates the Intellectual Property of any third party.  Neither Parent nor Merger Sub has received any written notice claiming that it has infringed or otherwise violated any Intellectual Property of any third party.  Each of Parent and Merger Sub are in compliance in all material respects with applicable Laws relating to data protection and privacy and their own privacy policies.

3.21.           Real Property».  Section 3.21 of the Parent Disclosure Letter contains a complete and correct list of all Real Property leases to which Parent or any Parent Subsidiary is a party or otherwise bound.  True and complete copies of each of such Real Property leases, in each case as in full force and effect, have heretofore been delivered to the Company, and have not since been amended or repealed.  Neither Parent nor any Parent Subsidiary owns, leases, has agreed to lease or otherwise acquire, or may be obligated to lease or otherwise acquire, nor has Parent or any Parent Subsidiary ever owned or leased any Real Property other than those listed in Section 3.21 of the Parent Disclosure Letter.

3.22.           Environmental Matters».

(a)           The Parent Subsidiaries are, and for the past five years have been, in compliance with all Environmental Laws.  No Parent Subsidiary has received from any Person any: (i) Environmental Notice or Environmental Claim or (ii) written request for information pursuant to an Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)           The Parent Subsidiaries have obtained and are in compliance with all Environmental Permits for the operation of their businesses and the ownership, lease or use of all Real Property and other corporate assets, and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Parent Subsidiaries through the Closing Date in accordance with Environmental Law.  There is no current condition, event or circumstance that would prevent or impede, after the Closing Date, the operation of the businesses or the ownership, lease or use of the Real Property or any other assets as currently carried out.  With respect to any such Environmental Permits, the Parent Subsidiaries have undertaken, or will undertake prior to the Closing Date, all measures reasonably necessary to facilitate continuation of the same, and no Parent Subsidiary is aware of any condition, event or circumstance that would prevent or impede the continuation of the same.

(c)           No real property currently owned or, to the knowledge of each of the Parent Subsidiaries, formerly (i) owned, (ii) operated, (iii) occupied or (iv) leased by Parent or any Parent Subsidiary or Former Subsidiary (the “Company Real Property”) is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)           There has been no Release of Hazardous Materials by any of the Parent Subsidiaries or Former Subsidiaries, or to the knowledge of each of the Parent Subsidiaries, by any third party, giving rise to potential liability pursuant to or in contravention of Environmental Law with respect to or in connection with the businesses, any assets or the Company Real Property, and none of the Parent Subsidiaries have received an Environmental Notice that any Company Real Property or adjacent property (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material that could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by any Parent Subsidiary.

(e)           No off-site Hazardous Materials treatment, storage or disposal  facilities or locations used by the Parent Subsidiaries or, to the knowledge of each of the Parent Subsidiaries, such facilities used by any Former Subsidiaries or any predecessors as to which any Parent Subsidiary may retain liability has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither Parent nor any Parent Subsidiary has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Parent or any Parent Subsidiary.

(f)           No Parent Subsidiary has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(g)           The Parent Subsidiaries have provided or made accessible to Buyer: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business, any assets or Company Real Property that are in the possession or control of any Parent Subsidiary related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all documents concerning planned or anticipated capital expenditures required to reduce, offset, limit, remediate or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h)           There is no condition, event or circumstance concerning the Release or regulation of Hazardous Materials that would, after the Closing Date, reasonably be expected to prevent, impede or materially increase the costs associated with the operation of the businesses as currently carried out or the ownership, lease, performance or use of any assets.

3.23.           Parent Contracts».

(a)           Neither Parent nor any Parent Subsidiary nor any of their respective properties are bound or affected by (i) any Contract relating to the incurrence or guarantee of Indebtedness by Parent or any Parent Subsidiary in an amount in excess of $70,000, whether individually or in the aggregate with other such Contracts (collectively, “Parent Instruments of Indebtedness”), (ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Commission), (iii) any non-competition Contract, or any other agreement or obligation which purports to limit or restrict in any material respect (A) the ability of Parent or any Parent Subsidiary to solicit customers or (B) the manner in which, or the localities in which, all or any portion of the business of Parent or any Parent Subsidiary, including, following consummation of the transactions contemplated by this Agreement, the business of the Company, is or would be conducted, (iv) any Contract providing for any payments to an officer, director or Affiliate of Parent or any Parent Subsidiary, or in excess of $70,000, whether individually or in the aggregate with other such Contracts, to any other Person, that are conditioned, in whole or in part, on a change in control of Parent or any Parent Subsidiary, (v) any collective bargaining agreement or other agreement or arrangement with any labor organization, (vi) any joint venture, strategic alliance or partnership agreement related to the formation, creation, operation or management or any joint venture or partnership that is material to Parent and any Parent Subsidiary, taken as a whole, (vii) any Contract that grants any right of first refusal or right of first offer or similar right that limits or purports to limit the ability of Parent or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business, (viii) any material Contract that contains a “most favored nation” or other term providing preferential pricing or treatment to a third party, or (ix) any Contract not made in the ordinary course of business which (A) is material to Parent and the Parent Subsidiaries taken as a whole or (B) which would reasonably be expected to materially delay the consummation of the Mergers or any of the transactions contemplated by this Agreement (collectively, the “Parent Material Contracts”).

(b)           With such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect: (i) each Parent Material Contract is valid and binding on Parent (or, to the extent a Parent Subsidiary is a party, such Parent Subsidiary) and, to the knowledge of Parent, any other party thereto, and is in full force and effect and enforceable against Parent or a Parent Subsidiary, as applicable (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies); and (ii) neither Parent nor any Parent Subsidiary is, and, to the knowledge of Parent, no other party is, in breach or default under any Parent Material Contract.

(c)           Prior to the date hereof, Parent has made available to the Company true and complete copies of all Parent Material Contracts.

3.24.           Tax Returns and Audits».  All required federal, state and local Tax Returns of Parent and its Subsidiaries have been accurately prepared and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such Tax Returns have been paid.  Parent is not and has not been delinquent in the payment of any Tax.  Parent has not had a Tax deficiency assessed against it.  None of Parent’s federal income Tax Returns nor any state or local income or franchise Tax Returns has been audited by Governmental Authorities.  The reserves for Taxes reflected on the Latest Parent Balance Sheet are and will be sufficient for the payment of all unpaid Taxes payable by Parent as of the Parent Balance Sheet Date.  Since the Parent Balance Sheet Date, Parent has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period.  There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of Parent now pending, and Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

3.25.           Employee Benefit Plans; ERISA».

(a)           Section 3.25(a) of the Parent Disclosure Letter sets forth a correct and complete list of all Parent Employee Benefit Plans.

(b)           Parent has made available to the Company correct and complete copies of (i) each written Parent Employee Benefit Plan, as amended, together with audited financial statements and actuarial reports for the most recent plan year, if applicable; (ii) each funding vehicle and service agreement related to each Parent Employee Benefit Plan, if reduced to writing, including all amendments; (iii) the most recent and any other material determination letter or ruling issued by any Governmental Authority with respect to each Parent Employee Benefit Plan, if applicable; (iv) the Form 5500 Annual Report, including all schedules and attachments, for the most recent plan year for each Parent Employee Benefit Plan, if applicable, and (v) the most recent summary plan description and any summary of modifications for each Parent Employee Benefit Plan, if applicable.  A description of any unwritten Parent Employee Benefit Plan, including a description of any material terms of such plan, is set forth in Section 3.25(b) of the Parent Disclosure Letter.  Each Parent Employee Benefit Plan that is intended to be a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service which remains in effect and on which it can rely, and, to Parent’s knowledge, there are no facts or circumstances that would jeopardize such qualification.

(c)           Each Parent Employee Benefit Plan complies in all material respects in form and in operation with its terms and with all applicable requirements under ERISA, the Code or any other applicable Law. With respect to each Parent Employee Benefit Plan, all contributions, payments, premiums, expenses, reimbursements or accruals for all periods have been and, as of the Closing Date shall have been, timely made in all material respects or accrued in accordance with past practice.

(d)           Neither the Parent, any Parent Subsidiary nor any predecessors that operated the business or any Parent Plan Affiliate participates in or makes contributions to or has any other liability (contingent or otherwise) with respect to an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is or was (i) a “multiemployer plan” within the meaning of Section 3(37) or 4001 of ERISA, (ii) a “multiple employer plan” within the meaning of Code Section 413(c), (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (iv) subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(e)           There are no actions, suits, investigations or claims pending or, to the Parent’s knowledge, threatened with respect to any Parent Employee Benefit Plan or the assets thereof (other than routine claims for benefits), and, to the Parent’s knowledge, there are no facts which would reasonably give rise to any material liability, action, suit, investigation, or claim against any Parent Employee Benefit Plan, any fiduciary or plan administrator or other Person dealing with any Parent Employee Benefit Plan or the assets thereof.

(f)           No Parent Employee Benefit Plan provides medical, health, life insurance or other welfare-type benefits to retirees or former employees, owners or consultants or individuals who terminate (or have terminated) employment with Parent or the Parent Subsidiaries, or the spouses or dependents of any of the foregoing (except for healthcare continuation coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Sections 601 through 608 of ERISA).

(g)           Neither the execution and delivery of this Agreement or any other Transaction Document to which Parent or Merger Sub is a party, nor the consummation of the transactions contemplated hereby or thereby, including the Merger, either alone or in connection with any other event (whether contingent or otherwise), will (i) result in any payment (including severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of the Company under any Parent Employee Benefit Plan or otherwise, (ii) result in a payment or benefit becoming due to any director, officer or employee of Parent or any Parent Subsidiary under any Parent Employee Benefit Plan or otherwise which will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or result in any amount failing to be deductible by reason of Section 280G of the Code, (iii) increase any benefits otherwise payable under any Parent Employee Benefit Plan, or (iv) result in the acceleration of the time of payment, funding or vesting of any such benefits. Each Parent Employee Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) complies in all material respects with Section 409A of the Code.

(h)           To Parent’s knowledge, no Person:  (i) has entered into any nonexempt “prohibited transaction,” as such term is defined in ERISA and the Code, with respect to any Parent Employee Benefit Plan; (ii) has breached a fiduciary obligation with respect to any Parent Employee Benefit Plan; or (iii) otherwise has any liability for any failure to act or comply in connection with the administration or investment of the assets of any Parent Employee Benefit Plan, in each case that would reasonably be expected to give rise to a material liability to Parent and the Parent Subsidiaries, taken as a whole.  Parent and each Parent Subsidiary has, for purposes of each relevant Parent Employee Benefit Plan, in all material respects, correctly classified those individuals performing services for Parent or such Parent Subsidiary as common law employees, leased employees, independent contractors or agents of the Parent or Parent Subsidiary.

3.26.           Affiliate Transactions».  Neither Parent nor any Parent Subsidiary has engaged in any Affiliate Transactions at any time during the three (3) years preceding the date hereof.  From and after the Closing Date, expect as expressly contemplated by this Agreement and the other Transaction Documents, neither Parent nor any of the Parent Subsidiaries shall have any obligation to engage in any Affiliate Transaction and shall not be bound by any contract, agreement, arrangement or commitment with respect to any Affiliate Transaction.  Parent has no liability or obligation or commitment to any stockholder of Parent or any Affiliate of Parent, nor does any stockholder of Parent or any such Affiliate have any liability, obligation or commitment to Parent.

3.27.           Application of Takeover Protections».  Parent and the Parent Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, or other similar takeover, anti-takeover, moratorium, fair price, interested stockholder or similar provision under the Parent Certificate of Incorporation or the Laws of the State of Delaware to the transactions contemplated hereby or by any of the other Transaction Documents, including the Merger.  Parent has never adopted any stockholder rights plan (“poison pill”) or similar arrangement relating to accumulations of beneficial ownership of Parent Common Stock or a change in control of Parent.

3.28.           No General Solicitation».  None of Parent, Merger Sub or any of their respective Affiliates, nor any Person acting on the behalf of any of the foregoing, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act), including advertisements, articles, notices, or other communications published in any newspaper, magazine or similar media or on the internet or broadcast over radio, television or internet or any seminar meeting whose attendees have been invited by general solicitation or general advertising, in connection with the issuance of Parent Common Stock to the Company Stockholders in the Merger.

3.29.           No Integrated Offering».  Neither Parent nor any Affiliates of Parent, nor any Person acting on the behalf of any of the foregoing, has, directly or indirectly, (i) made any offers or sales of any security or solicited any offers to purchase any security or (ii) caused this offering of shares of Parent Common Stock issuable pursuant to Section 1.5(a)(ii) hereof to be integrated with prior offerings by Parent for purposes of the Securities Act or any applicable shareholder approval requirements of any authority, in either case under circumstances that would require registration of any of the shares of Parent Common Stock issuable pursuant to Section 1.5(a)(ii) hereof or any shares offered and sold in any such prior offering under the Securities Act.

3.30.           Information».  All of the information provided by, or on behalf of, Parent or Merger Sub or any of their respective officers, directors, employees, agents or other representatives to the Company or its representatives for purposes of, or otherwise in connection with, the preparation of any filings to be made with any Governmental Authority in connection with the consummation of the transactions contemplated hereby or by any of the other Transaction Documents, is accurate and complete in all material respects.

3.31.           Shell Company Status».  Parent is not, and has not been at any time since its inception, a “shell company” as defined under Rule 12b-2 under the Exchange Act.

ARTICLE 4
ADDITIONAL AGREEMENTS OF THE PARTIES

4.1.           Efforts to Close; Further Assurances.»

(a)           Subject to the terms and conditions herein provided, each of the Parties, severally and not jointly, hereby agrees to use its reasonable best efforts to (a) take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to satisfy the conditions to Closing to be satisfied by it (and, in the case of Parent, the conditions to Closing to be satisfied by Merger Sub) as promptly as practicable; (b) to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable; (c) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable; and (d) to prevent the breach of any representation, warranty, covenant or agreement of such Party (and, in the case of Parent, any representation, warranty, covenant or agreement of Merger Sub) contained in this Agreement or any other Transaction Document, or in the event of any such breach, to promptly remedy the same.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or any of the other Transaction Documents, each Party shall use reasonable best efforts to take all such necessary or desirable action.

(b)           As promptly as practicable (but in no event, with respect to filing, later than the date required under applicable Law), Parent and the Company shall (and shall cause their applicable Affiliates to) obtain all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Person, including any Governmental Authority, in connection with the consummation of the transactions contemplated hereby or by any other Transaction Documents and prepare and file any other documents, notices or filings required to be filed by it under the Exchange Act, the Securities Act or any other federal or state securities (or blue sky) or other Laws relating to the execution of this Agreement and each of the other Transaction Documents and the consummation of the Merger and the other transactions contemplated hereby and thereby, as well as under regulations of, or as required by, such Governmental Authorities as may require the filing of such other filings, including the FINRA Notice and such additional documents and information as FINRA may reasonably request in connection with its review thereof.  Within four (4) Business Days following the date hereof, Parent shall prepare and file the Information Statement with the Commission.  The Company shall cooperate with Parent in connection with the preparation of the Information Statement, including promptly furnishing the Company, upon request, with any and all information as may be required to be set forth in the Information Statement under applicable Law.  Parent shall provide the Company a reasonable opportunity to review and comment upon the Information Statement (including any amendments or supplements thereto), and any other filings contemplated by this Section 4.1.  Notwithstanding the foregoing, except with the prior written consent of the Company, Parent shall not (i) file with the Commission, or mail to the Parent Stockholders, the Information Statement, or (ii) issue any press releases or make any other public disclosure or statements (including in any filings with the Commission) with respect to the transactions contemplated hereby or disclosing the name of the Company or any Company Stockholders, or (iii) file any other documents contemplated by this Section 4.1.

(c)           Parent and the Company shall promptly notify each other of any material communication either of them receives from any Governmental Authority relating to the matters that are the subject of this Agreement and shall permit each other to review in advance any proposed material communication to any Governmental Authority.  Neither the Parent nor the Company shall agree to participate in any meeting with any Governmental Authority relating to the matters that are the subject of this Agreement unless such party consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate at such meeting.  The parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as such parties may reasonably request in connection with the foregoing.

4.2.           Parent Directors and Officers».

(a)           Prior to the appointment by the Parent Board of the Director Designees (as defined below) and prior to the Closing, Parent and the Parent Board shall take all necessary action to set the number of members of the board of directors of Parent prior to the Closing at five (5) members, effective immediately prior to the Effective Time, in accordance with the Parent Bylaws and the Parent Certificate of Incorporation.

(b)           Each of Edward Gildea, David Allen and William Gildea (the “Resigning Officers”) has delivered to Parent the Resigning Officer’s irrevocable resignation (collectively, the “Officer Resignations”) from each office with Parent and each Subsidiary of Parent held by the Resigning Officer (the “Officer Resignation”), which Officer Resignation shall be effective immediately following the Effective Time, provided that the Officer Resignations shall terminate and be of no force and effect upon the termination of this Agreement in accordance with Article 7 hereof.  Parent shall accept the Officer Resignation effective immediately following the Effective Time without the necessity of any further action by Parent or of the Resigning Officers.  Neither Parent nor the board of directors of Parent shall take any action, or permit any action to be taken, to rescind or release the Officer Resignations, or otherwise release, or permit or consent to the release of, the Resigning Officers from the Resigning Officers’ irrevocable obligation thereunder.

(c)           (i) Edward Gildea has delivered to Parent his irrevocable resignation as (A) the Chairman of the Parent Board (but not as a director of Parent), to be effective immediately prior to the Effective Time and (B) as a director of Parent, to be effective as of the Board Appointment Date (as defined below), provided, that, following the Board Appointment Date, Edward Gildea shall be reappointed as a Class 2 director of Parent. and (ii) Edward Stoltenberg (together with Edward Gildea, collectively, the “Resigning Directors”) has delivered to Parent his irrevocable resignation as a director of Parent, to be effective immediately prior to the Effective Time (such resignations of the Resigning Directors, each a “Director Resignation,” and collectively, the “Director Resignations”), provided that the Director Resignations shall terminate and be of no force and effect upon the termination of this Agreement in accordance with Article 7 hereof.  Parent shall accept the Director Resignations of the Resigning Directors effective immediately prior to the Effective Time, in each case without the necessity of any further action by Parent or of the Resigning Directors.  Neither Parent nor the board of directors of Parent shall take any action, or permit any action to be taken, to rescind or release the Director Resignations, or otherwise release, or permit or consent to the release of, the Resigning Directors from the Resigning Directors’ irrevocable obligation thereunder.

(d)           Prior to the Closing, the Parent Board shall take all actions (including making any filings and disclosures, and taking any other actions, necessary and appropriate to comply with applicable Law and the applicable rules and regulations of the Eligible Markets (including FINRA rules to the extent applicable to Parent or the Parent Common Stock)) so that, (i) effective immediately following the Closing, without any further action by Parent or the Parent Board, each of the Persons set forth on Schedule I shall hold such office or offices of Parent set forth next to such Person’s name on Schedule I (ii) effective immediately following the Closing, without any further action by Parent or the Parent Board, Daniel Chinn shall become a member of the board of directors of Parent and serve on the Parent Board in accordance with Schedule II, and (iii) effective on the later of (A) the date that is ten days after the date on which Parent shall have caused the Information Statement to be filed with the Commission and mailed to Parent Shareholders, and (B) immediately following the Closing (such later date, the “Parent Board Appointment Date”), without any further action by Parent or the Parent Board, each of the Persons listed on Schedule II other than Daniel Chinn (the Persons designated to become directors of Parent listed on Schedule II being referred to herein, collectively, as the “Director Designees”) shall become members of the  Parent Board (the appointment of the Persons pursuant to clauses (ii) and (iii) hereof, collectively, the “Parent Board Appointments”) and serve on the Parent Board in accordance with Schedule II, filling the vacancies created by the Director Resignations and the increase in the number of members of the board of directors of Parent in accordance with Section 4.2(a), as applicable.  Schedule II sets forth the name of each Director Designee, the class of directors in which such Director Designee shall serve on the Parent Board, and the year of the annual meeting of Parent’s stockholders at which such Director Designee’s initial term on the Parent Board shall expire.

4.3.           Access».  During the period commencing with the date of this Agreement and ending at the earlier of the Effective Time and the termination of this Agreement pursuant to Article 7 (the “Pre-Closing Period”), each Party, on reasonable notice, shall afford to the other Parties and their respective officers, directors, agents and counsel access at times and upon conditions reasonably convenient to Parent, reasonable access to the properties, books, records, contracts and documents of such Party, and an opportunity to make such reasonable investigations as they shall desire to make of such Party; and each Party shall furnish or cause to be furnished to the other Parties and their respective authorized representatives all such information with respect to the business and affairs of such Party as the Company and its authorized representatives may reasonably request and make the officers, directors, employees, auditors and counsel (provided that nothing contained herein shall require disclosure by any Party of information or attorney work product that is, or may be, subject to the attorney-client or any similar privilege or doctrine) of such Party reasonably available for consultation.

4.4.           Conduct of Business».  During the Pre-Closing Period, each of Parent, Merger Sub, the Company and each of their respective Subsidiaries shall maintain its corporate existence and good standing and conduct its business in the ordinary course and consistent with prudent and past business practice, except for transactions expressly contemplated hereby or by any of the other Transaction Documents, including the Merger, or with the prior written consent of the other Parties, which consent will not be unreasonably withheld.  Notwithstanding the foregoing, except as set forth in Section 4.4 of the Company Disclosure Letter or expressly contemplated hereby or by any of the other Transaction Documents, including the issuance of the shares of Parent Common Stock pursuant to Section 1.5(a)(ii), during the Pre-Closing Period, none of Parent, Merger Sub, the Company and each of their respective Subsidiaries shall:

(a)           create or assume any Lien, other than Permitted Liens, on any of its properties or assets, whether tangible or intangible;

(b)           sell, assign, transfer, lease or otherwise dispose of or agree to sell, assign, transfer, lease or otherwise dispose of any of its material assets or cancel any Indebtedness owed to it;

(c)           change any method of accounting or accounting practice used by it, other than such changes required by GAAP;

(d)           issue, grant, deliver, sell, repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any shares of Capital Stock of, or other equity interests in it, or securities convertible into or exercisable or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such Capital Stock, such other equity interests or such securities;

(e)           propose or adopt any amendment or other changes to its certificate of incorporation or certificate of incorporation, as applicable, or its bylaws or other charter documents, as the case may be, or other governing documents;

(f)           declare, set aside or pay any dividend or distribution with respect to any share of its Capital Stock or declare or effectuate a stock dividend, stock split or similar event;

(g)           issue any note, bond, or other debt security or create, incur, assume, or guarantee any Indebtedness for borrowed money or capitalized lease obligation;

(h)           purchase, redeem or otherwise acquire any shares of its capital stock, or repurchase, redeem or prepay any Indebtedness, other than at the stated maturity or in accordance with any required payments or prepayments under the applicable agreements or instruments;

(i)           make any equity investment in, make any loan, advance or capital contribution to, acquire the securities or assets of, or enter into a joint venture, partnership or similar arrangement with, any other Person;

(j)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto;

(k)           enter into any new or additional agreements or modify any existing agreements relating to the employment of, or compensation or benefits payable or to become payable to, any past or present officer or director or any written agreements of any of its past or present employees;

(l)           make any payments out of the ordinary course of business to any of its officers, directors, employees or stockholders;

(m)           pay, discharge, satisfy or settle any liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business;

(n)           agree in writing or otherwise take any action that would, or would reasonably be expected to, prevent, impair or materially delay the ability of Parent, Merger Sub  or the Company, as the case may be, to consummate the transactions contemplated by this Agreement and by the other Transaction Documents;

(o)           form or acquire any Subsidiaries;

(p)           enter into any new line of business or, in the case of Merger Sub or Name Change Merger Sub, commence operations of any kind or nature;

(q)            change or revoke any material Tax election, change an annual Tax accounting period, change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes; or

(r)           agree or commit to take any of the actions specified in this Section 4.4.

Parent and Merger Sub hereby acknowledge and agree that nothing contained in this Section 4.4 shall limit the Company’s ability to prosecute, compromise or settle any litigation or proceeding to which it is currently a party.

4.5.           Compliance with Securities Laws ».  During the period commencing with the date of this Agreement and ending on the Closing Date, Parent shall continue to satisfy the filing requirements of the Exchange Act, all other requirements of applicable securities Laws and rules and all rules of the Eligible Markets applicable to Parent and the Parent Common Stock (including FINRA rules applicable to Parent and the Parent Common Stock).

4.6.           Reserved».

4.7.           Name Change».  Prior to the Closing, Parent shall, and shall cause Name Change Merger Sub to, enter into an Agreement and Plan of Merger, in the form attached hereto as Exhibit C (the “Name Change Merger Agreement”), pursuant to which Name Change Merger Sub will be merged with and into Parent, and Parent shall remain as the surviving corporation, with the name of Parent, effective as of the Closing Date, changed to “Finjan Holdings, Inc.”  Immediately prior to  the Closing, Parent shall, and shall cause Name Change Merger Sub, to execute, deliver and file with the Secretary of State of the State of Delaware the certificate of ownership and merger, in the form attached as Exhibit D (the “Name Change Merger Certificate”), in accordance with Section 253 of the DGCL, thereby effectuating the Name Change Merger, to be effective as soon as practicable following the Effective Time.

4.8.           Directors’ and Officers’ Indemnification and Insurance.

(a)           Parent agrees that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including any matters arising in connection with the transactions contemplated by this Agreement), existing as of the Effective Time in favor of the current or former directors or officers of Parent or the Company in their capacities as such (the “Indemnitees”) as provided in the Parent Certificate of Incorporation, Parent Bylaws, Surviving Corporation Certificate of Incorporation or Surviving Corporation Bylaws (the “Indemnification Provisions”), shall survive the Closing and shall continue in full force and effect in accordance with their terms.  Following the Closing, Parent shall, and shall cause the Company to indemnify, defend and hold harmless, and advance expenses to, the Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Closing, to the fullest extent required by the Indemnification Provisions.

(b)           Parent shall provide, for a period of not less than six years after the Closing Date, the Indemnitees who are insured under the Company’s directors’ and officers’ insurance and indemnification policies in effect as of the date hereof (the “Current Company D&O Policies”) with insurance coverage under renewals of the Current Company D&O Policies at or prior to the Closing Date (the “D&O Insurance”) that is no less favorable, in the aggregate, than the Current Company D&O Policies or, if substantially equivalent insurance coverage is unavailable, the best available coverage.  Notwithstanding the foregoing, Parent may, in lieu of or in addition to obtaining the D&O Insurance, purchase a six-year “tail” prepaid policy on the Current Company D&O Policies and such tail policy shall satisfy this Section 4.8(b).

(c)           The Indemnitees to whom this Section 4.8 applies shall be third party beneficiaries of this Section 4.8.  The provisions of this Section 4.8 are intended to be for the benefit of each Indemnitee and his or her successors, heirs or representatives.

4.9.           Reserved».

4.10.           Derivative Securities».  The Company shall take all necessary action to terminate all outstanding Company Derivative Securities prior to the Closing Date.  Except for those Parent Derivative Securities set forth on Section 3.3(b) of the Parent Disclosure Letter, Parent shall take all necessary action to terminate all outstanding Parent Derivative Securities prior to the Closing Date.

4.11.           FINRA Notice».  To the extent not filed prior to the date hereof, promptly following the date of this Agreement, Parent shall file the FINRA Notice with FINRA and shall use its reasonable best efforts to furnish to FINRA such additional information and documents as FINRA shall request in connection with its review of the FINRA Notice.

4.12.           Company Stockholder Approval.

(a)           Promptly after the date of this Agreement, the Company shall solicit the Company Stockholder Approvals by means of written consent in lieu of a meeting from each of the Company Stockholders for purposes of adopting this Agreement and approving the Merger, and all other transactions contemplated hereby, and the Company shall use its reasonable best efforts to obtain the Company Stockholder Approvals (by written consent) no later than 11:59 p.m. (New York City time) on the date of this Agreement.

(b)           The Company agrees that: (i) the Company Board shall unanimously recommend that the Company Stockholders vote to adopt and approve this Agreement and the Merger and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 4.12(a) (the recommendation of the Company Board that the Company Stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”); and (ii) except as is otherwise required by applicable fiduciary duties, the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to the Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

4.13.           Parent Stockholder Approval

(a)           Promptly after the date of this Agreement, Merger Sub shall solicit the Merger Sub Stockholder Approval by means of written consent in lieu of a meeting from Parent, as the sole stockholder of Merger Subs for purposes of adopting this Agreement and approving the Merger, and all other transactions contemplated hereby, and Merger Sub shall use its reasonable best efforts to obtain the Parent Stockholder Approval (by written consent) no later than 11:59 p.m. (New York City time) on the date of this Agreement.

(b)           Merger Sub agrees that: (i) the Merger Sub Board shall unanimously recommend that Parent vote to adopt and approve this Agreement and the Merger and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 4.13(a) (the recommendation of the Merger Sub Board that Parent vote to adopt and approve this Agreement being referred to as the “Merger Sub Board Recommendation”); and (ii) except as is otherwise required by applicable fiduciary duties, the Merger Sub Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the Merger Sub Board or any committee thereof to withdraw or modify the Merger Sub Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

ARTICLE 5
CONDITIONS PRECEDENT TO THE CLOSING

5.1.           Conditions Precedent to Obligations of Parent and Merger Sub».  Parent and Merger Sub’s obligations to effect the Merger and consummate the other transactions contemplated hereby and by the other Transaction Documents are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following conditions; provided that these conditions are for Parent’s and Merger Sub’s sole benefit, as applicable, and may be waived only by Parent at any time in its sole discretion by providing the Company with prior written notice thereof.

(a)           Representations, Warranties, Covenants and Agreements.  The representations and warranties of the Company contained in (i) Sections 2.3, 2.4 and 2.7 shall be true and correct in all respects (except for any de minimis inaccuracy) as of the date when made and as of the Closing Date as though made on the Closing Date (except for representations and warranties contained in such provisions that speak as of a specific date, which shall be true and correct in all respects as of such date (except for de minimis inaccuracy)), (ii) this Agreement, other than those listed in clause (i) that are expressly made as of the Closing or the Closing Date shall be true and correct in all respects (except for de minimis inaccuracy) as of the Closing Date as though made on the Closing Date; and (iii) this Agreement, other than those listed in clause (i) or expressly made as of the Closing or the Closing Date, shall be true and correct in all material respects (except for those representations and warrants that are qualified as to materiality or Company Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made on the Closing Date (except for such representations and warranties that speak as of a specific date, which shall have been true and correct as of such date).  The Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement and the other Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date.  Parent shall have received a certificate, executed by the chief executive officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by Parent.

(b)           Transaction Documents.  The Company shall have executed each of the Transaction Documents to which it is a party and delivered the same to Parent.

(c)           Company Secretary’s Certificate.  The Company shall have delivered to Parent a certificate of the secretary or other duly authorized officer of the Company, certifying as to (i) the Company Certificate of Incorporation, certified as of a date within 10 days of the Closing Date, by the Secretary of State of Delaware, (ii) the Company Bylaws, and (iii) the Company Resolutions, each as in effect at the Closing.

(d)           Good Standing.  The Company shall have delivered to Parent evidence as of a date within 10 days of the Closing Date of the good standing and corporate existence of the Company, issued by the Secretary of State of the State of Delaware.

(e)           Resolutions.  The Company Board and, to the extent required by the DGCL, the Company Stockholders, shall have adopted, and not rescinded or otherwise amended or modified, resolutions authorizing the Company’s entry into this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger (collectively, the “Company Resolutions”).

(f)           Stockholder Representation Letters.  The Company shall have delivered to Parent a duly executed Stockholder Representation Letter from each of the Company Stockholders to Parent.

(g)           Material Adverse Effect.  No Company Material Adverse Effect shall have occurred.

(h)           Lock-Up Agreements.  The holders of at least 96% of Company Common Stock immediately prior to the Effective Time shall have executed and delivered to Parent Lock-Up Agreements with respect to at least 96% of the Parent Common Stock issuable to the Company Stockholders upon the consummation of the Merger.

5.2.           Conditions Precedent to Obligations of the Company».  The Company’s obligation to effect the Merger and consummate the other transactions contemplated hereby and by the other Transaction Documents are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following conditions; provided that these conditions are for the Company’s sole benefit and may be waived only by the Company at any time in its sole discretion by providing Parent with prior written notice thereof:

(a)           Representations, Warranties, Covenants and Agreements.  The representations and warranties of Parent and Merger Sub contained in (i) Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.7, 3.8, 3.11, 3.18, 3.28 and 3.29 shall be true and correct in all respects (except for any de minimis inaccuracy) as of the date when made and as of the Closing Date as though made on the Closing Date (except for representations and warranties contained in such provisions that speak as of a specific date, which shall be true and correct in all respects as of such date (except for de minimis inaccuracy)), (ii) this Agreement, other than those listed in clause (i) that are expressly made as of the Closing or the Closing Date shall be true and correct in all respects (except for de minimis inaccuracy) as of the Closing Date as though made on the Closing Date; and (iii) this Agreement, other than those listed in clause (i) or expressly made as of the Closing or the Closing Date, shall be true and correct in all material respects (except for those representations and warrants that are qualified as to materiality or Parent Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made on the Closing Date (except for such representations and warranties that speak as of a specific date, which shall have been true and correct as of such date).  Parent and Merger Sub shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement and the other Transaction Documents to be performed, satisfied or complied with by Parent and/or Merger Sub at or prior to the Closing Date.  The Company shall have received a certificate, executed by the chief executive officer of Parent, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Company.

(b)           Transaction Documents.  Each of Parent and Merger Sub shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(c)           Closing Agreements.  Parent and each of Hudson Bay and Iroquois shall have (i) executed and delivered to the Stockholders Representative (as defined in the Closing Agreement) a Closing Agreement in substantially the form attached as Exhibit E hereto (the “Closing Agreement”) and (ii) executed and delivered to Parent an Exchange Agreement in substantially the form attached as Exhibit F hereto (the “Exchange Agreement” and, together with the Closing Agreement, the “Closing Agreements”).

(d)           Parent’s Secretary’s Certificate.  Parent shall have delivered to the Company a certificate of the secretary or other duly authorized officer of Parent, certifying as to (i) the Parent Certificate of Incorporation, certified as of a date within 10 days of the Closing Date, by the Secretary of State of Delaware, (ii) the certificate of incorporation of Merger Sub, certified as of a date within 10 days of the Closing Date, by the Secretary of State of Delaware, (iii) the Parent Bylaws, (iv) the bylaws of Merger Sub, (v) the Parent and Merger Sub Resolutions, (vi) the certificate of incorporation of Name Change Merger Sub, certified as of a date within 10 days of the Closing Date, by the Secretary of State of Delaware, (vii) the bylaws of Name Change Merger Sub, and (viii) the Name Change Merger Sub Resolutions, each as in effect at the Closing.

(e)           FINRA Notice.  FINRA shall have notified Parent, in writing, that FINRA has completed its review of the FINRA Notice.

(f)           Resignation. (i) The Resigning Officers shall have delivered the Officer Resignations to Parent, the Resigning Directors shall have delivered the Director Resignations to Parent and neither the Officer Resignations nor the Director Resignations shall have been released, rescinded or revoked; (ii) each of the Persons listed on Schedule I shall have been duly appointed, effective immediately following the Closing, to hold such office or offices of Parent set forth next to such Person’s name on Schedule I, in accordance with Section 4.2; and (iii) each of the Director Designees shall have been duly appointed to the board of directors of Parent in accordance with Section 4.2 and Schedule II, with the term of Daniel Chinn commencing immediately following the Closing, and the terms of each of other Director Designees commencing upon the Parent Board Appointment Date.

(g)           Reserved.

(h)           Termination of Certain Agreements.  Parent shall have delivered to the Company evidence that the following agreements have been terminated prior to the Closing: (i) that certain Severance Agreement, dated as of January 1, 2011, by and between Parent and Edward Gildea, and (ii) that certain Severance Agreement, dated as of April 15, 2011, by and between Parent and David Allen.

(i)           Good Standings.  Parent shall have delivered to the Company evidence as of a date within 10 days of the Closing Date of the good standing and corporate existence of each of Parent, Merger Sub, Name Change Merger Sub and the California Subsidiary issued by the Secretary of State of the State of organization of such entity.

(j)           Resolutions.  Each of the Parent Board and, in the case of clause (i), Merger Sub Board and Parent, as the sole stockholder of Merger Sub, shall have adopted, and not rescinded or otherwise amended or modified, resolutions (i) authorizing Parent’s and Merger Sub’s, as applicable, entry into this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger and (ii) necessary to cause any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent the exemption provided under Rule 16b-3 is available to such individual (collectively, the “Parent and Merger Sub Resolutions”).

(k)           Name Change Merger Sub Resolutions.  The board of directors of Name Change Merger Sub shall have adopted, and not rescinded or otherwise amended or modified, resolutions authorizing Name Change Merger Sub’s entry into the Name Change Merger Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby, including the Name Change Merger (collectively, the “Name Change Merger Sub Resolutions”).

(l)           Name Change.  The Name Change Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware, to be effective as soon as practicable following the Effective Time.

(m)           Material Adverse Effect.  No Parent Material Adverse Effect shall have occurred.

5.3.           Mutual Conditions Precedent to Obligations».  The mutual obligations of Parent and the Company under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions:

(a)           No Legal Obstruction.  No Law shall have been enacted, no suit, action or proceeding by any third party or Governmental Authority with respect to the transactions contemplated hereby shall be pending or threatened in writing and no order, judgment, injunction, decree or settlement shall have been entered in any such suit, action or proceeding that would have the effect, if adversely determined in the case of any suit, action or proceeding, of (i) making any of the transactions contemplated by this Agreement or the Transaction Documents illegal, (ii) otherwise prohibiting or enjoining the consummation of such transactions or (iii) imposing limitations on such transactions and/or the ability of any party hereto to perform its obligations hereunder or under any Transaction Document.

(b)           Governmental Authorities’ Approvals and Filings.  All consents, approvals, orders and authorizations of, and filings, registrations, qualifications, designations and declarations with, any Governmental Authorities required to consummate the transactions contemplated hereby and by each of the other Transaction Documents, including under all applicable securities Laws, shall have been made and/or obtained, as applicable.

ARTICLE 6
SURVIVAL

Except as expressly provided herein, none of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement other than the Closing Agreements, which will survive the Effective Time, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time, which shall survive for the period stated therein or if no period is stated, until fully performed, and (b) this Article 6, Article 8 and Article 10 which shall survive indefinitely.  Without limiting the generality of the foregoing, Section 1.10 and the representations and warranties set forth in Section 3.3 shall survive the Effective Time until the True Up Expiration Date, provided that following the Effective Time, the sole remedy for a breach of Section 3.3 shall be the issuance of True Up Shares in accordance with Section 1.10.

ARTICLE 7
TERMINATION

7.1.           Termination by Mutual Consent».  This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Parent and the Company.

7.2.           Termination by Either the Company or Parent».  This Agreement may be terminated by either the Company or Parent at any time prior to the Effective Time as follows:

(a)           if the Closing has not occurred by June 30, 2013 (the “Outside Date”), except that the right to terminate this Agreement under this clause will not be available to any Party whose failure to perform or fulfill any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure to consummate the Closing by such date;

(b)           if any Law or Governmental Authority prohibits consummation of the Closing or if any order, judgment, injunction, award, decree or writ handed down, adopted or imposed by, any court of competent jurisdiction or Governmental Authority restrains, enjoins or otherwise prohibits consummation of the Closing, and such order, judgment, injunction, award, decree or writ has become final and nonappealable; or

7.3.           Termination by the Company».  This Agreement may be terminated by the Company at any time prior to the Effective Time if a breach or failure of any representation, warranty or covenant of Parent or Merger Sub contained in this Agreement shall have occurred, which breach (A) would reasonably be expected to give rise to the failure of a condition set forth in Section 5.2(a); and (B) as a result of such breach, such condition would not be capable of being satisfied prior to the Outside Date; provided that the Company is not in material breach of its obligations under this Agreement.

7.4.           Termination by Parent».  This Agreement may be terminated by Parent at any time prior to the Effective Time, if a breach or failure of any representation, warranty or covenant of the Company contained in this Agreement shall have occurred, which breach (A) would reasonably be expected to give rise to the failure of a condition set forth in Section 5.1(a) and (B) as a result of such breach, such condition would not be capable of being satisfied prior to the Outside Date; provided that Parent is not in material breach of its obligations under this Agreement.

7.5.           Effect of Termination».

(a)           If this Agreement is terminated pursuant to this Article 7, it will become void and of no further force and effect, with no liability on the part of any Party (or any of their respective former, current, or future stockholders, directors, officers, Affiliates or agents), except that the provisions of this Article 7 will survive any termination of this Agreement; provided, however, that nothing herein shall relieve any Party (the “Liable Party”) (or any of its directors or officers) from liabilities for damages incurred or suffered by any other Party as a result of any fraud perpetrated, conspired in or otherwise committed by the Liable Party (or any of its directors or officers) or any knowing or intentional breach by the Liable Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement that caused, or would reasonably be expected to cause, any of the conditions set forth in Sections 5.2(a) and 5.2(b) not to be satisfied.

ARTICLE 8
AMENDMENT OF AGREEMENT

This Agreement may be amended by the Parties at any time prior to the Closing; provided, that (a) no amendment that requires further stockholder approval under applicable Laws will be made without such required further approval and (b) such amendment has been duly authorized or approved by the Parties.  This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by the Company, Parent and Merger Sub.  Any such amendment shall apply to, and bind, all Parties.

ARTICLE 9
DEFINITIONS

Unless the context otherwise requires, the terms defined in this Article 9 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

9.1.           Certain Definitions».  The following terms, when used in this Agreement, shall have the respective meanings ascribed to them below:

 “Affiliate” means, with respect to any Person, a second Person (i) in which the first Person owns a five percent (5%) equity interest, or (ii) that, directly or indirectly, (A) has a five percent (5%) equity interest in such first Person, (B) controls such first Person, (C) is controlled by such first Person or (D) is under common control with such first Person.

“Affiliate Transaction” means any Contract, agreement, arrangement, commitment or transaction between Parent or a Parent Subsidiary, on the one hand, and (a) any present or former officer, director, employee or stockholder of Parent or any Parent Subsidiary or any of their respective Affiliates, (b) any fund managed by the same investment manager as a Parent Stockholder, (c) any portfolio company of a Parent Stockholder, or (d) to the Parent’s knowledge, any family member thereof or any trust for the benefit of any such person or entity, any family members thereof or any entity in which any officer, director, employee or stockholder of Parent or any Parent Subsidiary or any family member thereof is an owner of more than 10% of the voting equity securities of such entity, on the other.

“Agreement” shall have the meaning assigned to it in the introductory paragraph of this Agreement.

“Business Day” means any day, except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“Capital Lease Obligation” means, as to any Person, any obligation that is required to be classified and accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP, and the amount of any such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, membership interests in a limited liability company, partnership interests in a partnership, any and all ownership interests in any other Person.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Company Employee Benefit Plan” means any Employee Benefit Plan (whether written or unwritten) which the Company sponsors, maintains, makes contributions to, or with respect to which the Company has any other liability (contingent or otherwise).

“Company Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, operations, results of operations, condition (financial or otherwise), credit worthiness or prospects of the Company and its Subsidiaries, taken as a whole, (ii) the transactions contemplated hereby or the agreements and instruments to be entered into in connection herewith, or (iii) the authority or ability of the Company or any other Person (other than Parent or Merger Sub) party to any of the Transaction Documents to enter into the Transaction Documents and perform its obligations thereunder; provided, however, that for purposes of determining whether there has been a Company Material Adverse Effect for purposes of clause (i) effects of the following shall not be taken into account: (a) changes in general economic, regulatory or political conditions or changes affecting the economy or securities or financial markets in general; (b) a material worsening of current conditions caused by an act of terrorism or war (whether declared or not declared) occurring after the date of this Agreement, or any natural disasters or any national or international calamity affecting the United States occurring after the date of this Agreement; (c) any general downturn in the industry in which the Company operates; (d) any changes after the date hereof in GAAP or any change in Laws or the interpretation thereof; or (e) the public announcement of this Agreement and the transactions contemplated hereby, except, in the case of clauses (a), (b) and (c), to the extent such changes or developments have a disproportionate impact on the business, properties, assets, operations, results of operations, condition (financial or otherwise), creditworthiness or prospects of the Company, relative to other participants in the industry in which the Company conducts its businesses.

“Company Option Plan” means the Finjan, Inc. 2013 Global Share Option Plan, including the appendices thereto.

“Company Stockholder Approvals” means the affirmative vote or written consent of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the adoption of this Agreement and the Merger.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Contract” means any contract, agreement, license, note, bond, mortgage, indenture, commitment, lease or other instrument or obligation, whether written or oral.

“control” or “controls” means that a Person has the power, direct or indirect, to conduct or govern the policies of another Person.

“Distributions” means the aggregate dollar amount of any dividends or similar distributions to holders of Parent’s Capital Stock, together with amounts payable in respect of any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement to which Parent is a party or otherwise subject or bound

“Eligible Markets” means the Over-the-Counter Bulletin-Board and the OTCQB tier of OTC Markets.

“Employee Benefit Plan” means: (A) any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, severance plan, or sick leave plan; (B) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan or (C) any other material plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including any severance agreement or plan, paid time off program, material fringe benefit plan or program, bonus or incentive plan, equity appreciation, stock option, restricted stock, phantom stock, stock bonus or deferred bonus or compensation plan, or salary reduction, change-of-control or employment agreement.

“Environmental Claim” means any action, order, writ, injunction, decree, determination or award of any court or any Governmental Authority or instrumentality or arbitration authority Lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting directly or indirectly from: (a) the actual or alleged presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, request for information, notice of violation or infraction, or other notice respecting any Environmental Claim relating to actual or alleged non-compliance with or liability pursuant to any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Securities Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“FINRA” means the Financial Industry Regulatory Authority.

“Fully Diluted Basis” means the number of shares of Parent Common Stock equal to the number of such shares outstanding,  plus the number of shares of Parent Common Stock issuable upon exercise, exchange or conversion of any then outstanding warrants, options, preferred stock, debentures, promissory notes or other obligations or securities convertible, exercisable or exchangeable for or into shares of Parent Common Stock or otherwise (regardless of whether (or to what extent) such warrants, options, preferred stock, debentures, promissory notes or other obligations or securities are then vested, convertible, exchangeable, exercisable or “in-the-money”), including the Merger Consideration, plus the number of shares of Parent Common Stock issuable pursuant to the exchange of securities set forth in the Exchange  Agreement; provided, however, that “Fully Diluted Basis” shall not include the number of shares of Parent Common Stock issuable upon the exercise of any Adjusted Option.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any foreign, federal, national, state or local judicial, legislative, executive or regulatory body, authority or instrumentality, or self-regulatory organization, authority or body, whether in or of the United States or otherwise, including the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service, the NYSE Mkt and FINRA.

“Hazardous Materials” means any hazardous, toxic or dangerous substance, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

“Hudson Bay” means Hudson Bay Master Fund Ltd., a Cayman Islands company.

“Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all trade accounts payable and other obligations issued, undertaken or assumed as the deferred purchase price of property or services, (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures, redeemable Capital Stock or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller, bank or other financing source under such agreement in the event of default are limited to repossession or sale of such property), (F) all Capital Lease Obligations, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

“Information Statement” means the information statement of Parent pursuant to Rule 14f-1 promulgated under the Exchange Act regarding a change in the majority of directors of Parent, together with any amendments or supplements thereof.

“Insolvent” means with respect to any Person at the relevant time, any of the following: (a) the fair salable value of the Person’s assets will not be in excess of the amount that will be required to pay such Person’s probable liabilities as they then exist and as they become absolute and matured; (b) the sum of the Person’s assets (valued at their fair salable value), will not be greater than the sum of such Person’s debts, or (c) that the Person has incurred, intends to incur, or believes that it will incur, debts that would be beyond such Person’s ability to pay as they mature.

 “Intellectual Property” means all United States and foreign (i) inventions or discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and patents, patent applications, and patent disclosures, including all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) trade names, trade dress, logos, slogans, brand names, corporate names, domain names, trademarks, service marks and other source indicators, including all registrations, registration applications, and renewals thereof and all goodwill associated therewith; (iii) copyrightable works (including files, computer programs, software, firmware, Internet site content, databases and compilations, advertising and promotional materials, curricula, course materials, instructional video tapes, tape recordings, visual aids and textual works), copyrights and copyright registrations and registration applications and renewals thereof; and (iv) trade secrets and confidential, proprietary, or non-public business information (including ideas, research and development, know-how, technology, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer, franchisee, licensee and supplier lists, pricing and cost information, and business and marketing plans and proposals); and all other intellectual property, in any medium, including digital, and in any jurisdiction.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Iroquois” means Iroquois Master Fund Ltd., a Cayman Islands company.

“knowledge” and “know” means, when referring to any Person, the actual knowledge of such Person of a particular matter or fact, and what that Person would have reasonably known after due inquiry.  An entity will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving, or who has served, as an executive officer of such entity has actual “knowledge” of such fact or other matter, or had actual “knowledge” during the time of such service of such fact or other matter, or would have had “reasonably known” of such particular fact or matter after due inquiry.

“Law” means any law, statute, rule, regulation, judgment, decree, order, ordinance, code, regulation, grant, franchise, permit and license or other legally enforceable requirement of or by any Governmental Authority, including ERISA, all laws relating to employment and employment practices, terms and conditions of employment and wages and hours, Environmental Laws and the FCPA.

“Letter of Confirmation” means a letter of confirmation substantially in the form attached as Exhibit G hereto.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other Law.

“Lock-Up Agreement” means a lock-up agreement in substantially the form attached as Exhibit H.

“Merger Sub Bylaws” means the bylaws of Merger Sub as set forth in its entirety in Exhibit I.

“Merger Sub Certificate of Incorporation” means the certificate of incorporation of Merger Sub, including all amendments thereto, as in effect on the date of this Agreement.

“Merger Sub Stockholder Approval” means the affirmative vote or written consent of the holders of Parent as the sole stockholder of Merger Sub to the adoption of this Agreement and the Merger.

“Name Change Merger Sub Bylaws” means the bylaws of Name Change Merger Sub as set forth in its entirety in Exhibit J.

“Name Changer Merger Sub Certificate Incorporation” means the certificate of incorporation of Name Change Merger Sub, including all amendments thereto, as in effect on the date of this Agreement.

“Name Change Merger Sub Common Stock” means the common stock, par value $0.001 per share, of Name Change Merger Sub.

“Organizational Documents” means (i) in the case of any Person organized as a corporation, the certificate or articles of incorporation of such corporation (or, if applicable, the memorandum and articles of association of such corporation) and the bylaws of such corporation; (ii) in the case of any Person organized as a limited liability company, the certificate or articles of formation or organization and the limited liability company agreement, operating agreement or regulations of such limited liability company; (iii) in the case of any Person organized as a limited partnership, the certificate or articles of limited partnership and partnership agreement of such limited partnership; (iv) in the case of any other Person, all constitutive or organizational documents of such Person which address matters relating to the business and affairs of such Person similar to the matters addressed by the documents referred to in clauses (i) through (iii) above in the case of Persons organized as corporations, limited liability companies or limited partnerships and (v) any amendment to any of the foregoing.

“Parent Bylaws” means the bylaws of Parent, including all amendments thereto, as in effect on the date of this Agreement.

“Parent Certificate of Incorporation” means the certificate of incorporation of Parent, including all amendments thereto, as in effect on the date of this Agreement.

“Parent Common Stock” means each share of common stock, par value $0.0001 per share, of Parent.

“Parent Employee Benefit Plan” means any Employee Benefit Plan (whether written or unwritten) which Parent or any Parent Subsidiary sponsors, maintains, makes contributions to, or with respect to which Parent or any Parent Subsidiary has any other liability (contingent or otherwise).

“Parent Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, operations, results of operations, condition (financial or otherwise), credit worthiness or prospects of Parent, (ii) the transactions contemplated hereby or the agreements and instruments to be entered into in connection herewith, or (iii) the authority or ability of Parent or any other Person (other than the Company Stockholders and the Company) party to any of the Transaction Documents to enter into the Transaction Documents and perform its obligations thereunder; provided, however, that for purposes of determining whether there has been a Parent Material Adverse Effect for purposes of clause (i) effects of the following shall not be taken into account: (a) changes in general economic, regulatory or political conditions or changes affecting the economy or securities or financial markets in general; (b) a material worsening of current conditions caused by an act of terrorism or war (whether declared or not declared) occurring after the date of this Agreement, or any natural disasters or any national or international calamity affecting the United States occurring after the date of this Agreement; (c) any general downturn in the industry in which Parent or any Parent Subsidiary operates; (d) any changes after the date hereof in GAAP or any change in Laws or the interpretation thereof; or (e) the public announcement of this Agreement and the transactions contemplated hereby, except, in the case of clauses (a), (b) and (c), to the extent such changes or developments have a disproportionate impact on the business, properties, assets, operations, results of operations, condition (financial or otherwise), creditworthiness or prospects of Parent or any Parent Subsidiary, taken as a whole, relative to other participants in the industry in which Parent and the Parent Subsidiaries conducts their businesses.

“Parent Plan Affiliate” means the Parent, Parent Subsidiaries, their predecessors, and any other Person, who constitutes, has constituted, is required to be aggregated in, or has been required to be aggregated in, all or part of a controlled group or has been or is under common control with, or whose employees were or are treated as employed by, Parent or any Parent Subsidiary or any of their predecessors within the immediately preceding five (5) years, under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Parent Stockholders” means the stockholders of Parent as of the date of this Agreement.

“Party” and “Parties” shall have the meaning assigned to it in the introductory paragraph of this Agreement.

“Permitted Liens” means any (a) inchoate mechanics’, carriers’, workers’, materialmen’s; repairmen’s, landlords’ and other similar Liens arising in the ordinary course of business consistent with past practice and that in the aggregate are not material and do not interfere with the present use of the assets to which they apply; (b) inchoate Liens for Taxes not yet due and payable for which adequate reserves have been established or are being contested in the ordinary course of business with adequate reserves or bonds having been established; (c) statutory Liens arising by operation of Law with respect to a Liability incurred in the ordinary course of business consistent with past practice, which is not delinquent, and for which appropriate reserves have been established in accordance with GAAP consistently applied; (d) with respect to property other than real property, such other Liens, encumbrances or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, encumbrance or imperfection; and (e) with respect to any parcel of real property, (i) Liens, easements, rights-of-way, encroachments, restrictions, conditions, matters of record, survey exceptions and other similar encumbrances which, individually or in the aggregate, (x) are not material in character, amount or extent in relation to the applicable real property and (y) do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location by any of the Target Companies or Parent Companies, as applicable, and (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property.

“Person” shall include any natural person, corporation, business trust, association, limited liability company, partnership, joint venture or other entity and any government agency or political subdivision.

“Real Property” means all real property, facilities and fixtures.

“Registration Rights Agreements” means the Registration Rights Agreements between Parent, on the one hand, and each Company Stockholder, Hudson Bay or Iroquois, on the other hand, in substantially the form attached as Exhibit K hereto.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture) whether or not notification or reporting to any Governmental Authority was or is required, including any Release that is subject to Environmental Law.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Stock Certificates” means certificates representing or, following the Effective Time, formerly representing shares Company Common Stock.

“Subsidiary” means any, with respect to any Person (other than a natural person) an entity in which the Person, directly or indirectly, owned or owns Capital Stock or held or holds an equity or similar interest (including at any time prior to the time of this Agreement, at the time of this Agreement and at any time hereafter).

“Tax” or “Taxes” means (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including by reason of Regulation section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

“Transaction Documents” means this Agreement, the Closing Agreements, the Certificate of Merger, the Registration Rights Agreement and each of the other agreements and instruments to which Parent, Merger Sub or the Company is (or will be) a party or by which it is (or will be) bound in connection with the transactions contemplated hereby.]1

9.2.           Other Defined Terms».  The following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:

2012 10-K	3.1
Adjusted Option	2.11
Audit Opinion	3.9(d)
Auditor	5.2(m)
California Subsidiary	Recitals
Carved Out Securities	1.10
Certificate of Merger	1.2
_______
1 To be updated as appropriate.

Closing	1.2
Closing Agreement	5.2(c)
Closing Agreements	5.2(c)
Closing Date	1.2
CO Mississippi	Recitals
CO Rhode Island	Recitals
CO Woodbridge	Recitals
Company	Preamble
Company Balance Sheet	2.8
Company Balance Sheet Date	2.8
Company Board	Recitals
Company Board Recommendation	4.12(b)
Company Bylaws	1.3(b)
Company Certificate of Incorporation	1.3(a)
Company Common Stock	1.5(a)(ii)
Company Derivative Securities	2.3
Company Disclosure Letter	Article 2
Company Financial Statements	2.8
Company Instruments of Indebtedness	2.18(a)
Company Material Contracts	2.18(a)
Company Option	1.11
Company Resolutions	5.1(e)
Company Stockholders	1.5(c)
Current Company D&O Policies	4.8(a)
D&O Insurance	4.8(a)
DGCL	Recitals
Director Designees	4.2(d)
Director Resignations	4.2(c)
Dissenting Shares	1.9
Effective Time	1.2
Exchange Agreement	5.2(c)
Exchange Ratio	1.5(a)(ii)
FCPA	2.13
Financial Information	3.9(b)
FINRA Notice	3.19
Former Subsidiaries	Recitals
GoLocal	Recitals
Indemnification Provisions	4.8
Indemnitees	4.8
Latest Parent Balance Sheet	3.9(a)
Liable Party	7.5
Litigation	2.11
Merger	Recitals
Merger Consideration	1.5(a)
Merger Sub	Preamble
Merger Sub Board	Recitals

Merger Sub Board Recommendation	4.13(b)
Merger Sub Common Stock	1.5(a)(i)
Merger Sub Stockholder Approval	3.4
Name Change Merger Agreement	4.7
Name Change Merger	4.7
Name Change Merger Certificate	4.7
Name Change Merger Sub	Recitals
Name Change Merger Sub Board	Recitals
Name Change Merger Sub Resolution	5.2(k)
Officer Resignations	4.2(b)
Outside Date	7.2(a)
Parent	Preamble
Parent and Merger Sub Resolutions	5.2(j)
Parent Balance Sheet Date	3.9(a)
Parent Board	Recitals
Parent Board Appointment Date	4.2(d)
Parent Board Appointments	4.2(d)
Parent Derivative Securities	3.3(c)
Parent Disclosure Letter	Article 3
Parent Indirect Subsidiaries	Recitals
Parent Instruments of Indebtedness	3.23(a)
Parent Material Contracts	3.23(a)
Parent Preferred Stock	3.3(a)
Parent Stock Plan	3.3(a)
Parent Subsidiaries	3.2(a)
Payoff Letter	4.9
Payoff Party	4.9
Pre-Closing Period	4.3
Resigning Directors	4.2(c)
Resigning Officers	4.2(b)
Reverse Split	Recitals
Reverse Split Charter Amendment	Recitals
SEC Documents	3.9(a)
Share Authorization Failure	1.10
Stockholder Rep Letters	3.8(b)
Surviving Corporation	1.1
Surviving Corporation Bylaws	1.3(b)
Surviving Corporation Certificate of Incorporation	1.3(a)
TerraSphere	Recitals
Total True Up Amount	1.10
True Up Shares	1.10
True Up Expiration Date	1.10

ARTICLE 10
MISCELLANEOUS

10.1.           Notices».  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to Parent or Merger Sub:	Converted Organics, Inc.
7A Commercial Wharf West
Boston, MA 02110
Facsimile: (617) 624-0333
Attn: Edward Gildea

with a copy to:	Finjan, Inc.
c/o Tulchinsky Stern Marciano Cohen Levitski & Co.
38 Keren Hayesod Street
Jerusalem 92149, Israel
Facsimile: 972-2-6513133
Attn: Daniel Chinn

If to the Company:	Finjan, Inc.
261 Madison Avenue
New York, New York 10016
Facsimile: (646) 568-5791
Attn: Daniel Chinn, Chief Executive Officer

with a copy to:	Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
Facsimile: (212) 940-6621
Attn: Elliot Press, Esq.

or, at such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice to the other party at least five (5) Business Days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or deposit with a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

10.2.           Entire Agreement».  Except for the Common Interest and Non-Disclosure Agreement,  between the Company and Parent and the Closing Agreements, this Agreement, together with the schedules and exhibits attached hereto and the other Transaction Documents, supersedes all other prior oral and written agreements between the Company, Parent and Merger Sub, their respective Affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, together with the other Transaction Documents and the other instruments referenced herein and therein, contains the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, none of the Company or any of its Subsidiaries, Parent or Merger Sub makes any representation, warranty, covenant or undertaking with respect to such matters.  As of the date of this Agreement, there are no unwritten agreements between the parties with respect to the matters discussed herein.

10.3.           Severability».  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

10.4.           Successors and Assigns».  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, assigns and heirs; provided, however, that no Party shall directly or indirectly transfer or assign any of its rights hereunder in whole or in part without the written consent of each of the other Parties, which consent may be withheld in the sole discretion of any Party, and any such transfer or assignment without said consent shall be void.

10.5.           No Third Party Beneficiaries».  Except as expressly set forth below, this Agreement is intended for the benefit of the Parties and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.  Notwithstanding the foregoing sentence, (i) each Indemnitee shall be entitled to the benefits of, and shall be entitled to enforce against Parent, the provisions of Section 4.8; and (ii) from and after the Effective Time, each holder of Company Common Stock immediately prior to the Effective Time shall be entitled to the benefits of, and shall be entitled to enforce, the right to receive the Merger Consideration and, if applicable, True Up Shares in accordance with Article 1 in respect of the Company Common Stock owned by such Company Stockholder.

10.6.           Counterparts».  This Agreement and any amendments hereto may be executed and delivered in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when counterparts have been signed by each Party and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.  In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.  No Party shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

10.7.           Governing Law; Jurisdiction».

(a)           As part of the consideration and mutual promises being exchanged and given in connection with this Agreement, the parties hereto agree that all claims, controversies and disputes of any kind or nature arising under or relating in any way to the enforcement or interpretation of this Agreement or to the parties’ dealings, rights or obligations in connection herewith, including disputes relating to the negotiations for, inducements to enter into, or execution of, this Agreement, and disputes concerning the interpretation, enforceability, performance, breach, termination or validity of all or any portion of this Agreement shall be governed by the laws of the State of Delaware without regard to its choice or conflicts of laws principles.

(b)           The Parties agree that all claims, controversies and disputes of any kind or nature relating in any way to the enforcement or interpretation of this Agreement or to the parties’ dealings, rights or obligations in connection herewith, shall be brought exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States located in the State of Delaware, or, if neither the Court of Chancery of the State of Delaware nor any such federal court has jurisdiction, any other state court located in the State of Delaware.  With respect to any such claims, controversies or disputes, each of the Parties hereby irrevocably:

(i)           submits itself and its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action in any court or tribunal other than the aforesaid courts;

(ii)           waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding (A) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 10.7, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by the applicable Law, any claim that (1) the suit, action or proceeding in such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts; and

(iii)           WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

(iv)           Notwithstanding the foregoing in this Section 10.7, a party may commence any action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

10.8.           No Strict Construction».  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

10.9.           Interpretive Matters».  Unless the context otherwise requires, (a) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, and (d) the use of the word “including” in this Agreement shall be by way of example rather than limitation.  All references herein and in each of the other Transaction Documents to “dollars” or “$” shall mean the lawful money of the United States of America.

10.10.           Waiver».  No failure or delay on the part of any party hereto in the exercise of any power, right, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude other or further exercise thereof or of any other right, power, privilege or remedy.

10.11.           Headings».  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

PARENT:

CONVERTED ORGANICS, INC.

By:	/s/ Edward Gildea
Name:	Edward Gildea
Title:	President

MERGER SUB:

COIN MERGER SUB, INC.

By:	/s/ Edward Gildea
Name:	Edward Gildea
Title:	President

THE COMPANY:

FINJAN, INC.

By:	/s/ Daniel Chinn
Name:	Daniel Chinn
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SCHEDULE I

Post-Closing Officers

Name	Office
Philip Hartstein	President

Shimon Steinmetz	Chief Financial Officer

SCHEDULE II

Director Designees

Name	Class	Term Expires
Daniel Chinn	1	2013
Michael Eisenberg	3	2015
Eric Benhamou	1	2013
Alex Rogers	2	2014
Edward Gildea	2	2014

EXHIBIT A

Certificate of Merger

(See attached.)

EXHIBIT B

Stockholder Rep Letters

(See attached.)

EXHIBIT C

Name Change Merger Agreement

(See attached.)

EXHIBIT D

Name Change Merger Certificate

(See attached.)

EXHIBIT E

Closing Agreement

(See attached.)

EXHIBIT F

Exchange Agreement

(See attached.)

EXHIBIT G

Letter of Confirmation

(See attached.)

EXHIBIT H

Lock-Up Agreement

(See attached.)

EXHIBIT I

Merger Sub Bylaws

(See attached.)

EXHIBIT J

Name Change Merger Sub Bylaws

(See attached.)

EXHIBIT K

Registration Rights Agreement

(See attached.)